As filed with the Securities and Exchange Commission on January 11, 2012

Registration No. 333-178066

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FNB UNITED CORP.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	6022	56-1456589
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

150 South Fayetteville Street

Asheboro, North Carolina 27203

(336) 626-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian E. Simpson

Chief Executive Officer

150 South Fayetteville Street

Asheboro, North Carolina 27203

(336) 626-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Paul Freshour, Esq.

Arnold & Porter LLP

555 12th Street, NW

Washington, DC 20004-1206

Telephone: (202) 942-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common stock, no par value per share (2)	10,440,559	$14.405	$150,396,252.40	$17,235.41
Common stock, no par value per share, issuable upon exercise of a warrant (2)	22,072	$16.00	$353,152	$40.47
Total	10,462,631		$150,749,404.40	$17,275.88

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of FNB United common stock reported on The Nasdaq Capital Market on November 15, 2011, with the exception of shares issuable upon exercise of warrants, which are based on the exercise price of the warrant in accordance with Rule 457(i). Calculated pursuant to Section 6(b) of the Securities Act and Securities and Exchange Commission Fee Rate Advisory #3 for Fiscal Year 2012 at a rate equal to $114.60 per $1,000,000 of the proposed maximum aggregate offering price.

(2)	Each share of FNB United common stock includes the right to purchase shares of FNB United’s Junior Participating Preferred Stock, Series B, pursuant to the FNB United Tax Benefits Preservation Plan, dated as of April 15, 2011, as amended, by and between FNB United and Registrar and Transfer Company, as rights agent. The purchase rights are not exercisable until the occurrence of certain events specified in the Tax Benefits Preservation Plan and are transferable solely with the associated FNB United common stock. The value attributable to the purchase rights, if any, is reflected in the value of the associated FNB United common stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 11, 2012

PRELIMINARY PROSPECTUS

Up to 10,462,631 Shares of Common Stock

This prospectus relates to the offer and sale of up to 10,462,631 shares of our common stock, no par value per share, by certain selling shareholders identified herein, collectively referred to as the Selling Shareholders, which includes 22,072 shares of common stock issuable upon exercise of a warrant to purchase common stock issued to the United States Department of the Treasury, or the Treasury, on October 21, 2011. We refer to such warrant as the Amended TARP Warrant. We issued the common stock and the Amended TARP Warrant as part of our Recapitalization (as described below). We are registering the resale of the common stock as required by the exchange agreement we entered into with the Treasury and the subscription agreements we entered into with the other Selling Shareholders.

The Selling Shareholders may sell all or a portion of the common stock from time to time, in amounts, at prices and on terms determined at the time of the offering. The common stock may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 15.

We will not receive any proceeds from the sale of the common stock by the Selling Shareholders.

On October 31, 2011, we effected a one-for-one hundred reverse stock split of our common stock. All share numbers and per share prices in this prospectus reflect the one-for-one hundred reverse stock split, unless otherwise indicated.

Our common stock is traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “FNBN.” On January 10, 2012, the closing price of our common stock on Nasdaq was $12.40 per share.

Investing in our common stock involves risks. You should read the “Risk Factors” section beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our shares of common stock are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                , 2012

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Neither we nor the Selling Shareholders are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any purchase of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. To understand this offering fully you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 7.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “FNB United” and the “Company” to refer to FNB United Corp. and its subsidiaries.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information furnished rather than filed):

—

the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 14, 2011, as amended by Amendment No.1, filed on May 23, 2011 and Amendment No. 2, filed on July 6, 2011;

—	the Company’s Quarterly Reports on Form 10-Q, filed on May 23, 2011; August 9, 2011 and November 10, 2011;

—

the Company’s Current Reports on Form 8-K filed on January 4, 2011; February 3, 2011; March 3, 2011; March 22, 2011; April 21, 2011; April 27, 2011; May 23, 2011 (except information furnished under Item 2.02); May 27, 2011; June 16, 2011; August 3, 2011; August 5, 2011; August 18, 2011; August 24, 2011; October 7, 2011; October 19, 2011; October 25, 2011, November 1, 2011 and December 12, 2011; and Form 8-K/A filed on October 31, 2011; and

—

the Company’s Definitive Proxy Statement related to its 2011 annual meeting of shareholders, as filed on September 15, 2011 as a Joint Proxy Statement/Prospectus under Rule 424(b) of the Securities Act of 1933, as amended, related to the Company’s Registration Statement on Form S-4, as amended (File No. 333-176357).

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: David Nielsen, Chief Financial Officer of FNB United, 150 South Fayetteville Street, Asheboro, North Carolina 27203, or by telephone at (336) 626-8300.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decision.

FNB United Corp.

Company Overview

We are a bank holding company incorporated under the laws of the State of North Carolina, and our principal subsidiaries are CommunityONE Bank, National Association and Bank of Granite. As of September 30, 2011, CommunityONE Bank, National Association, or CommunityONE, had 45 community offices, $876 million in loans and $1.51 billion in deposits. As of September 30, 2011, Bank of Granite had 18 community offices, $437 million in loans and $743 million in deposits. As described below in “Recent Developments - The Merger,” we completed the acquisition of the Bank of Granite Corporation, or Granite, on October 21, 2011.

Through our bank subsidiaries, we offer a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers. The banks conduct community banking business operations in Alamance, Alexander, Ashe, Burke, Caldwell, Catawba, Chatham, Gaston, Guilford, Iredell, Mecklenburg, Montgomery, Moore, Orange, Randolph, Richmond, Rowan, Scotland, Watauga and Wilkes counties in North Carolina. CommunityONE owns three subsidiaries: Dover Mortgage Company, or Dover; First National Investor Services, Inc.; and Premier Investment Services, Inc., or Premier. Dover previously engaged in the business of originating, underwriting and closing mortgage loans for sale in the secondary market. Dover ceased operations in the first quarter of 2011. First National Investor Services, Inc., which does business as Marketplace Finance, is engaged in servicing loans purchased by CommunityONE from automobile dealers. Premier is inactive.

Our common stock is traded on The Nasdaq Capital Market under the ticker symbol “FNBN.” Our principal executive offices are located at 150 South Fayetteville Street, Asheboro, North Carolina, 27203 and our telephone number is (336) 626-8300. Our internet address is http://www.myyesbank.com. The information contained on our web site is not part of this prospectus.

Recent Developments

Reverse Stock Split

On October 31, 2011, we effected a one-for-one hundred reverse stock split of our common stock, or the Reverse Stock Split, for which shareholder approval was obtained on October 19, 2011. The Reverse Stock Split was effective as of the close of business on October 31, 2011 in accordance with the filing of Articles of Amendment to our Articles of Incorporation with the Secretary of State of North Carolina. All share numbers and per share prices in this prospectus reflect the Reverse Stock Split, unless otherwise indicated.

The Recapitalization

On October 21, 2011, we completed the following transactions as part of our recapitalization, or the Recapitalization, in connection with the acquisition of Granite:

—

a capital raise of $310 million in a private placement, or the Private Placement, at a price of $0.16 per share (the per-share price prior to the effect of the Reverse Stock Split), with investments from (1) affiliates of each of The Carlyle Group, or Carlyle, and Oak Hill Capital Partners, or Oak Hill Capital and, together with Carlyle, referred to in this prospectus as the Anchor Investors, pursuant to investment agreements with each of the Anchor Investors, or collectively, the Investment Agreements, and (2) various other investors, including certain of our directors and officers, or the Additional Investors and, together with the Anchor Investors, the Investors, pursuant to subscription agreements, or the Subscription Agreements, with each of such Additional Investors;

—

concurrently with the Private Placement, (1) the exchange of 51,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A par value $10.00 per share and liquidation preference $1,000 per share, held by the Treasury and all accrued and unpaid dividends thereon, for an aggregate of 1,085,554 shares of our common stock, pursuant to an agreement between FNB United and the Treasury, or the TARP Exchange Agreement, and (2) the amendment of the warrant, or the Amended TARP Warrant, issued to the Treasury to purchase 22,072 shares of our common stock at an exercise price of $16.00 per share; and

—

the settlement by CommunityONE of the $2.5 million aggregate principal amount of subordinated debt outstanding and held by SunTrust Bank, or SunTrust, for cash in an amount equal to the sum of 35% of the principal amount thereof plus 100% of the unpaid and accrued interest thereon as of the closing date, and the repurchase by CommunityONE from SunTrust of the shares of nonvoting, nonconvertible, nonredeemable cumulative preferred stock of CommunityONE held by SunTrust and having an aggregate liquidation preference of $12.5 million for cash in an amount equal to the sum of 25% of the aggregate liquidation preference plus 100% of the unpaid and accrued dividends thereon as of the closing date.

The Merger

In connection with the Recapitalization, on October 21, 2011, we consummated the acquisition of Granite. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 26, 2011 (as amended, the Merger Agreement), by and among the Company, Gamma Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, or Merger Sub, and Granite, Merger Sub merged with and into Granite, with Granite continuing as the surviving corporation and as a wholly owned subsidiary of the Company. This transaction is referred to in this prospectus as the Merger.

Upon the closing of the Merger, each outstanding share of Granite common stock, par value $1.00 per share, other than shares held by the Company, Granite or any of their respective wholly owned subsidiaries and other than shares owned in a fiduciary capacity or as a result of debts previously contracted, was converted, on a pre-reverse stock split basis, into the right to receive 3.375 shares of the Company’s common stock. As a result of the Merger and as a result of the Reverse Stock Split, the Company issued approximately 521,595 shares of Company common stock to Granite stockholders in the aggregate.

Warrant Offering

We intend to distribute, not earlier than January 1, 2012, to each holder of record of our common stock as of the close of business on October 20, 2011, or the business day immediately preceding the closing date of the Merger, non-transferable warrants to purchase common stock from the Company. As a result of the Reverse Stock Split, each shareholder will receive a warrant to purchase one share of our common stock for every 400 shares of common stock held as of October 20, 2011, at an exercise price of $16.00 per share.

New Board of Directors and Executive Officers

Immediately following the consummation of the Recapitalization and the Merger, nine members of the Board of Directors resigned and the Board of Directors appointed nine new members to fill the vacancies. H. Ray McKenney, Jr. and R. Reynolds Neely, Jr., remained on the Board of Directors following the Recapitalization and Merger. Boyd C. Wilson, Jr., formerly a director of Granite; John Bresnan, a Managing Director of Carlyle; and Scott B. Kauffman, a Principal of Oak Hill Capital, were elected as directors. Brian E. Simpson, Robert L. Reid, Austin A. Adams, Jerry R. Licari, J. Chandler Martin and Louis A. “Jerry” Schmitt were also elected to the Board of Directors. Each of the newly-elected directors will serve until their election at the next annual meeting of shareholders and until any of their successors are duly elected and qualified, or until each such individual’s earlier death, resignation or removal.

Additionally, the following individuals were appointed as the executive officers of the Company upon the completion of the Recapitalization and the Merger: Brian E. Simpson, Chief Executive Officer; Robert L. Reid, President; and David L. Nielsen, Chief Financial Officer. Additionally, our new senior management team includes David C. Lavoie as Chief Risk Officer, Gregory P. Murphy as Chief Workout Officer, and Angus M. McBryde III as Treasurer.

The Offering

Issuer	FNB United Corp.

Common Stock Offered by Us	None.

Common Stock Offered by Selling Shareholders	Up to 10,462,631 shares of common stock, which includes 22,072 shares of common stock issuable upon exercise of the Amended TARP Warrant.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the Selling Shareholders.

Listing	Our common stock is listed on Nasdaq under the symbol “FNBN.”

Risk Factors	An investment in our common stock involves risks. Please read “Risk Factors” beginning on page 7 of this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth summary selected consolidated financial information for FNB United. The selected statement of operations data for the nine months ended September 30, 2011 and 2010 and the selected balance sheet data as of September 30, 2011 and 2010 have been derived from FNB United’s unaudited consolidated financial statements. In the opinion of FNB United’s management, all adjustments considered necessary for a fair presentation of the interim September 30 financial information have been included. The selected statement of operations data for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and the selected balance sheet data as of December 31, 2010, 2009, 2008, 2007 and 2006 have been derived from FNB United’s consolidated financial statements that were audited by Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC). The following information should be read together with FNB United’s consolidated financial statements, the notes related thereto and management’s related reports on FNB United’s financial condition and performance, all of which are incorporated by reference to this prospectus. The operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for any future period.

FNB United Corp.

UNAUDITED

Selected Financial Information

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)

Income Statement Data:
Net interest income	$26,139	$40,783	$51,650	$60,536	$59,568	$63,591	$56,119
Provision for loan losses	60,944	92,426	132,755	61,509	27,759	5,514	2,526
Noninterest income	16,946	14,816	27,622	13,442	19,040	18,371	15,488
Noninterest expense	82,278	48,620	75,679	111,616	112,213	57,218	49,974
Provision (benefit) for income taxes	752	(2,232)	1,259	3,414	(3,227)	6,355	7,124

Income (loss) from continuing operations	(100,889)	(83,215)	(130,421)	(102,561)	(58,137)	12,875	11,983

Income (loss) from discontinued operations, net of tax	(5,722)	(133)	(1,406)	865	(1,672)	(514)	204

Net income (loss)	(106,611)	(83,348)	(131,827)	(101,696)	(59,809)	12,361	12,187

Preferred stock dividends	(3,197)	(2,466)	(3,294)	(2,871)	-	-	-

Net income (loss) to common shareholders	$(109,808)	$(85,814)	$(135,121)	$(104,567)	$(59,809)	$12,361	$12,187

Average Balance Sheet Data:
Total assets	$1,784,934	$2,057,089	$2,036,603	$2,158,123	$2,040,204	$1,862,602	$1,575,307
Loans held for investment	1,128,546	1,526,829	1,494,959	1,583,213	1,555,113	1,357,256	1,124,121
Allowance for loan losses	73,765	59,453	63,057	38,283	20,493	15,882	14,213
Deposits	1,634,589	1,722,797	1,725,019	1,639,830	1,483,749	1,440,604	1,218,071
Borrowings	209,809	229,844	226,660	334,332	322,643	188,790	166,507
Shareholders’ equity (deficit)	(76,345)	87,532	68,190	172,217	215,571	212,841	174,135

Per Common Share Data:
Basic net income/(loss) from continuing operations	$(910.82)	$(750.01)	$(1,170.47)	$(923.47)	$(509.62)	$113.72	$124.56
Basic net income/(loss) from discontinued operations	(50.07)	(1.16)	(12.31)	7.58	(14.66)	(4.54)	2.12
Basic net income/(loss)	(960.89)	(751.17)	(1,182.78)	(915.89)	(524.27)	109.18	126.68
Diluted net income/(loss) from continuing operations	(910.82)	(750.01)	(1,170.47)	(923.47)	(509.62)	113.58	123.33
Diluted net income/(loss) from discontinued operations	(50.07)	(1.16)	(12.31)	7.58	(14.66)	(4.54)	2.10
Diluted net income/(loss)	(960.89)	(751.17)	(1,182.78)	(915.89)	(524.27)	109.04	125.43
Book value at end of period	(1,714.03)	(298.18)	(780.00)	405.00	1,294.00	1,893.00	1,839.00
Cash dividends	-	-	-	5.00	45.00	60.00	62.00

Weighted Average Number of Shares:
Basic	114	114	114	114	114	113	96
Diluted	114	114	114	114	114	113	97

Performance Ratios:
Return on average assets	(7.99)%	(5.42)%	(6.47)%	(4.71)%	(2.93)%	0.66%	0.77%
Return on average equity	(186.70)	(127.31)	(193.32)	(59.05)	(27.74)	5.81	7.00
Return on average tangible equity	(177.62)	(134.53)	(207.30)	(79.59)	(59.78)	12.99	14.75
Net interest margin	2.17	2.90	2.81	3.11	3.40	4.01	4.18

Asset Quality Ratios:
Allowance for loan loss to period end loans	4.95%	4.64%	7.18%	3.15%	2.19%	1.20%	1.22%
Nonperforming loans to allowance for loan loss	329.43	445.70	352.12	352.63	276.57	107.63	69.84
Nonperforming assets to total assets	14.70	16.96	20.62	9.98	5.02	1.14	0.81
Net charge-off to average loans	13.09	6.67	5.92	2.97	0.67	0.27	0.17

Capital Ratios:
Total risk-based capital ratio	(13.48)%	1.46%	(2.56)%	10.29%	10.39%	10.43%	11.53%
Tier 1 risk-based capital ratio	(13.48)	0.73	(2.56)	6.86	6.94	8.03	8.36
Tier 1 leverage ratio	(8.54)	0.55	(1.86)	5.68	6.11	7.54	7.16
Average equity to average assets	(4.28)	4.26	3.35	7.98	10.57	11.43	11.05

    All per share data has been restated to reflect the one-for-one hundred reverse stock split effected on October 31, 2011.

RISK FACTORS

An investment in our common stock is subject to risks inherent in our business. The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus. If any of the following risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.

The proceeds received from the Recapitalization may not be sufficient to satisfy our capital and liquidity needs in the future or to satisfy changing regulatory requirements, and we may need to raise additional capital.

Proceeds from the Recapitalization have been used to strengthen CommunityONE’s capital base. Each of CommunityONE’s and Bank of Granite’s capital ratios exceed the levels required by their respective consent orders under which they operate as of the completion of the Recapitalization. Despite the increase in the capital base, if economic conditions continue to be difficult or worsen or fail to improve in a timely manner, or if our operations or financial condition continue to deteriorate or fail to improve, particularly in the residential and commercial real estate markets in which we operate, we may need to raise additional capital. Factors affecting whether additional capital would be required include, among others, additional provisions for loan and lease losses and loan charge-offs, changing requirements of regulators and other risks discussed in this “Risk Factors” section or in our Annual Report on Form 10-K/A, Amendment No. 1, for the year ended December 31, 2010 incorporated by reference in this prospectus. If we have to raise additional capital, there can be no assurance that we would be able to do so in the amounts required and in a timely manner, or at all. Further, any additional capital raised may be significantly dilutive to existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our common stock.

We have incurred significant losses and no assurance can be given that we will be profitable in the near term, or at all.

We have incurred significant losses over the past few years, including net losses of $135.1 million for the year ended December 31, 2010, $104.6 million for the year ended December 31, 2009 and $59.8 million for the year ended December 31, 2008. Our losses have continued into 2011, as we have experienced a loss of $109.8 million for the first nine months ended September 30, 2011. A significant portion of the losses is due to credit costs, including a significant provision for loan losses. Although we have taken a number of steps to reduce our credit exposure, at September 30, 2011, we still had $241.6 million in nonperforming assets, and it is possible that we will continue to incur elevated credit costs over the near term, which would adversely affect our overall financial performance and results of operations. No assurance can be given that we will return to profitability in the near term or at all even though the Recapitalization has been completed.

We are subject to a number of requirements and prohibitions under regulatory orders imposed, and no assurance can be given as to whether or when such orders will be lifted.

CommunityONE has been subject to the Consent Order, or the Order, by the Office of the Comptroller of the Currency, or the OCC, since July 22, 2010, which requires it to improve its capital position, asset quality, liquidity and management oversight, among other matters. CommunityONE was required to achieve and maintain Tier 1 capital at least equal to 9% of adjusted total assets and total capital at least equal to 12% of risk-weighted assets. In addition, the Order requires CommunityONE to, among other things, review and revise various policies and procedures, including those associated with concentration management, the allowance for loan losses, liquidity management, criticized assets, loan review and credit. Bank of Granite also has been subject to a consent order by the Federal Deposit Insurance Corporation, or the FDIC, dated August 27, 2009, which required Granite, among other things, to meet and maintain Tier 1 capital ratio of 8% of total assets and a total risked based capital ratio of 12% of total risk-weighted assets, and to improve its asset quality, liquidity, board and management oversight.

In addition, we are subject to a written agreement with the Federal Reserve Bank of Richmond, or the FRBR, dated October 21, 2010. Among other matters, the written agreement provides that unless we receive the consent of the FRBR, we cannot: (i) pay dividends; (ii) receive dividends or payments representing a reduction in capital from CommunityONE; (iii) make any payments on subordinated debentures or trust preferred securities; (iv) incur, increase or guarantee any debt; or (v) purchase or redeem any shares of our stock. The written agreement requires that the Board of Directors fully utilize our financial and managerial resources to ensure that CommunityONE complies with the Order. We are also required to submit to the FRBR an acceptable capital plan and cash flow projections.

Although completion of the Merger and the Recapitalization on October 21, 2011 resulted in CommunityONE and Bank of Granite’s compliance with the minimum capital requirements set forth in their respective consent orders, the orders will remain in effect until the appropriate regulatory agency releases the banks from its requirements. Similarly, although we believe that completion of the Recapitalization resulted in us being in substantial compliance with the written agreement with the FRBR, the written agreement will remain in effect until the FRBR releases us from its requirements. Any material failure to comply with the provisions of the consent orders or the written agreement could result in further enforcement actions by the OCC, the FDIC, the North Carolina Office of the Commissioner of Banks or the FRBR.

We may not be able to effectively work out our nonperforming assets or recommence profitable lending operations, which may adversely affect our results of operations and financial condition.

During 2011, CommunityONE sought to reduce problem assets through loan sales to third-party buyers, workouts, restructurings and foreclosures. We expect to continue all of these efforts in a prudent manner and expand them to Bank of Granite. When we receive a signed contract for the sale of a loan, the loan is marked down to the contract price less associated selling costs and transferred to loans held for sale. Such marking down to market may ultimately result in a loss to CommunityONE or Bank of Granite, as the case may be. After the Recapitalization and Merger, CommunityONE and Bank of Granite recommenced lending operations. Any decrease in the value of the underlying collateral in any loans made, or in borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. There can be no assurance that we will not experience further increases in nonperforming loans in the future, or that the workout of our current nonperforming assets will not result in further losses in the future. A further downturn in the market areas we serve could increase our credit risk associated with our loan portfolio, as it could have a material adverse effect on both the ability of borrowers to repay loans as well as the value of the real property or other property held as collateral for such loans. Additionally, if we are unable to improve our credit and lending process to minimize our nonperforming loans and reduce credit risk through improved loan approval and monitoring procedures, our business and results of operations could be adversely affected.

Our preliminary purchase price adjustments related to our acquisition of Granite may need to be changed, adversely affecting our regulatory capital position.

We have accounted for the Merger with Granite as a business combination under the acquisition or purchase method of accounting. As a result, we have preliminarily allocated the estimated purchase price to identifiable net assets acquired and an amount of goodwill (representing the difference between the purchase price and the estimated value of the identifiable net assets). The pro forma financial statements contained in this prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates that our management believes are reasonable, and may not be an indication of our financial condition or results of operations following the Merger. The allocation of the purchase price is subject to further adjustments as additional information becomes available and additional analyses are performed. Accordingly, the pro forma purchase price adjustments for the Merger are preliminary in nature, and there are no assurances that the final valuations will not result in changes to these purchase price adjustments. If changes are required to be made to the purchase price adjustments, then there may be more goodwill generated from the transaction, which may adversely affect our regulatory capital ratios.

The loss of any member of the expected new senior management may adversely affect us.

Upon the completion of the Recapitalization and the Merger, we appointed new executive management. We have assembled a senior management team that has substantial background and experience in banking and financial services in the markets we serve. We will rely heavily on the experience and expertise of our new senior management to resolve problems and deploy new capital to achieve sustainable profitability and satisfactory capital levels. Loss of these key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.

We may have difficulties integrating Granite’s operations into our operations or may fail to realize the anticipated benefits of the Merger.

The Merger involves the integration of two companies that have previously operated independently of each other. Successful integration of Granite’s operations will depend primarily on our ability to consolidate Granite’s operations, systems and procedures into ours and to eliminate redundancies and costs, which will be complex, costly and time-consuming. We expect that the integration of Granite’s operations will require significant attention from senior management and will impose substantial demands on our operations and personnel, potentially diverting attention from other important aspects of our business plan. We may not be able to integrate the operations without encountering difficulties including, without limitation:

—	the loss of key employees and customers;

—	possible inconsistencies in standards, control procedures and policies; and

—	unexpected problems with costs, operations, personnel, technology or credit.

Failure to successfully integrate the operations of Granite could harm our business, results of operations and cash flows.

Subsequent resales of shares of our common stock in the public market may cause the market price of our common stock to fall.

We issued a large number of shares of our common stock to the Investors in the Recapitalization, to the stockholders of Granite in the Merger and to the Treasury in the TARP Exchange. Carlyle and Oak Hill Capital will have certain registration rights with respect to the shares of our common stock held by them following a nine-month lock-up period provided in their respective Investment Agreements. The registration rights for Carlyle and Oak Hill Capital will allow them to sell their shares of our common stock without compliance with the volume and manner of sale limitations under Rule 144 promulgated under the Securities Act, and Selling Shareholders listed in this prospectus may, upon the effectiveness of this registration statement, sell their shares of our common stock before their holding period under Rule 144 expires. The market value of our common stock could decline as a result of sales by the Investors from time to time of a substantial amount of the shares of our common stock held by them.

Carlyle and Oak Hill Capital are substantial holders of our common stock.

Each of Carlyle and Oak Hill Capital hold approximately 23% of the outstanding shares of our common stock, and each have a representative on our board of directors and the boards of directors of each of CommunityONE and Bank of Granite. In addition, each of Carlyle and Oak Hill Capital will have preemptive rights to maintain their percentage ownership of our common stock in the event of certain issuances of securities by FNB United. Although each of Carlyle and Oak Hill Capital entered into certain passivity and non-affiliation commitments with the Board of Governors of the Federal Reserve System, or the Federal Reserve, in connection with obtaining approval of its proposed investment in FNB United, in pursuing their economic interests, Carlyle and Oak Hill Capital may have interests that are different from the interests of our other shareholders. Additionally, the concentration of ownership by Carlyle and Oak Hill means that they will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of our business. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other shareholders.

We may suffer substantial losses due to our agreements to indemnify investors in the private placement against a broad range of potential claims.

In the Investment Agreements with each of Carlyle and Oak Hill Capital and in the Subscription Agreements with the Additional Investors, we agreed to indemnify the Investors for a broad range of claims, including losses resulting from the inaccuracy or breach of our representations or warranties in such agreements and our breach of the performance of our covenants contained in such agreements. While these indemnities are subject to various limitations, if claims were successfully brought against us, it could potentially result in significant losses for us.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited or restricted or may not exist at all.

We have generated significant net operating losses, or NOLs, as a result of our recent losses. We are generally able to carry NOLs forward to reduce taxable income in future years. However, the ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and the Treasury regulations promulgated thereunder increase their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a rolling three-year period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

We do not believe that the Recapitalization, the Merger, the TARP Exchange or the Warrant Offering, will cause an “ownership change” within the meaning of Section 382. In addition, to reduce the likelihood that future transactions in shares of our common stock will result in an ownership change, on April 15, 2011, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any person or group to become an owner, for relevant tax purposes, of 4.99% or more of our common stock. However, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction.

Our management identified two material weaknesses in our internal control over financial reporting, which, if not remedied, could result in material misstatements in future interim and annual financial statements and have a material adverse effect on our business, financial condition and results of operations and the price of our common stock.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles.

Our management has identified two material weaknesses in our internal control over financial reporting. A material weakness, as defined in the standards established by the Public Company Accounting Oversight Board, is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a corporation’s annual or interim financial statements will not be prevented or detected on a timely basis. We identified the material weaknesses in our internal control over financial reporting as of December 31, 2010, based upon there being ineffective controls with respect to the timely recognition and measurement of impairment of other real estate owned and the identification and recognition of subsequent events affecting the valuation of other real estate owned and impaired loans.

Although we are in the process of implementing initiatives aimed at addressing the material weaknesses and preventing additional material weaknesses from occurring, these initiatives may not remedy the material weaknesses or prevent additional material weaknesses from occurring. Failure to achieve and maintain effective internal control over financial reporting could result in our not being able to report accurately our financial results, prevent or detect fraud or provide timely and reliable financial information pursuant to our reporting obligations as a public company, which could have a material adverse effect on our business, financial condition and results of operations. It also could cause our investors to lose confidence in the financial information reported by us, adversely affecting the price of our common stock.

We are vulnerable to the economic conditions within the relatively small region in which we operate.

Our overall success will depend on the general economic conditions within our market area, which will extend from the central and southern Piedmont and Sandhills of North Carolina to the mountains of western North Carolina. The economic downturn in this fairly small geographic region has negatively affected our customers and has adversely affected our results of operations. For example, high levels of unemployment and depressed real estate values have weakened the economy of the region and depressed the earnings and financial condition of each of FNB United and Granite prior to the Merger.

Overall, during 2009 and 2010, the North Carolina economic environment was adverse for many households and businesses, and has continued to deteriorate in 2011. These conditions may not improve in the near term. The continuation of these conditions could further adversely affect the credit quality of our loans, the value of collateral securing loans to borrowers, the value of our investment securities and our overall results of operations and financial condition. Until the economic conditions within our geographic footprint improve, our business, financial condition and results of operations could be adversely affected.

Weaknesses in the markets for residential or commercial real estate could reduce our net income and profitability.

Real estate lending (including commercial, construction, land development and residential) will be a large portion of CommunityONE and Bank of Granite’s combined loan portfolio. These categories constitute $1.2 billion, or approximately 88.7%, of the banks’ total loan portfolio as of September 30, 2011. These categories are generally affected by changes in economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax and other laws and acts of nature. Further downturns in the real estate markets in which these banks originate, purchase and service mortgage and other loans could hurt their business because these loans are secured by real estate. The softening of the real estate market beginning in 2009 and through 2011 has adversely affected our net income. If there are further declines in the market, they will adversely affect our future earnings.

Our decisions regarding credit risk could be incorrect, and our allowance for loan losses may be inadequate, which may adversely affect our financial condition and results of operations.

Our largest source of revenue is payments on loans made to customers of CommunityONE and Bank of Granite, respectively. Borrowers may not repay their loans according to the terms of those loans, and the collateral securing the payment of the loans may not be sufficient to assure repayment. We may experience significant loan losses, which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of the borrowers and the value of the real estate, which is obtained from independent appraisers, and other assets serving as collateral for the repayment of the loans.

We maintain an allowance for loan losses that we consider adequate to absorb losses inherent in the loan portfolio based on our assessment of all available information. In determining the size of the allowance, we rely on an analysis of the loan portfolio based on, among other things, historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. If management’s assumptions are wrong, the loan loss allowance may not be sufficient to cover actual loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio. Additionally, continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside management’s control, may require an increase in the allowance for loan losses. Material additions to the allowance would materially decrease our net income.

Banking regulators periodically review our allowance for loan losses and may require us to increase the allowance or recognize further loan charge-offs based on judgments different from those of management. Any increase in the allowance for loan losses or loan charge-offs as required by regulatory authorities, or if Granite’s allowance for loan losses were inadequate to cover actual loan losses and we need to increase our allowance for loan losses, could have adverse effects on our operating results and financial condition.

Increases in FDIC insurance premiums may adversely affect our net income and profitability.

We are subject to the deposit insurance premiums set by the FDIC. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, imposes additional assessments and costs with respect to deposits. Regulatory changes and any future increases or required prepayments of FDIC insurance premiums may adversely affect our earnings and financial condition. If there are additional bank or financial institution failures, or if the cost of resolving prior failures exceeds expectations, we may be required to pay even higher FDIC premiums than the recently increased levels. Furthermore, under FDIC regulations, as the capital positions of CommunityONE and Bank of Granite had deteriorated, their assessment rates have increased.

We may experience significant competition in our market area, which may adversely affect our business.

The commercial banking industry within our market area is extremely competitive. In addition, we compete with other providers of financial services, such as savings associations and savings banks, credit unions, insurance companies, consumer finance companies, brokerage firms, the mutual funds industry and commercial finance and leasing companies, some of which are subject to less extensive regulation than us with respect to the products and services they provide. Our larger competitors include large interstate financial holding companies that are among the largest in the nation and are headquartered in North Carolina. These companies have a significant presence in our market area, have greater resources than we do and may offer products and services that we do not offer. These institutions also may be able to offer the same products and services at more competitive rates and prices.

We also compete with a variety of institutions outside of our market area that also offer online banking services. Online competitors could result in the loss of fee income, as well as the loss of customer deposits. In addition, changes in consumer spending and saving habits could adversely affect our operations, and we may be unable to timely develop competitive new products and services in response to these changes.

Changes in interest rates may have an adverse effect on our profitability.

Our earnings and financial condition depend to a large degree upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. The narrowing of the margin between interest rates earned on loans and investments and the interest rates paid on deposits and borrowings could adversely affect our earnings and financial condition. We can neither predict with certainty nor control changes in interest rates. These changes can occur at any time and are affected by many factors, including national, regional and local economic conditions, competitive pressures and monetary policies of the Federal Reserve. We have ongoing policies and procedures designed to manage the risks associated with changes in market interest rates. Notwithstanding these policies and procedures, changes in interest rates may have an adverse effect on our financial results. For example, high interest rates could adversely affect our mortgage banking business because higher interest rates could cause customers to apply for fewer mortgages or mortgage refinancings.

The TARP Exchange Agreement imposes restrictions and obligations limiting our ability to increase dividends, repurchase common stock or preferred stock and access the equity capital markets.

In February 2009, we issued preferred stock and a warrant, or the TARP Warrant, to the Treasury under the Capital Purchase Program, or the CPP. In connection with the Recapitalization, the Treasury exchanged all of the preferred stock for shares of our common stock, and we amended the terms of the TARP Warrant issued to Treasury. Prior to February 13, 2012, unless Treasury has transferred all of the common stock to a third party, the consent of the Treasury will be required for us to, among other things, increase quarterly common stock dividends beyond $0.10 per share or effect repurchases of common stock or other equity or capital securities, with certain exceptions. The TARP Exchange Agreement also requires us to obtain the consent of the Treasury to take any actions described above prior to February 13, 2012, unless the Treasury ceases to hold any of our securities of acquired under either the TARP Exchange Agreement or the Amended TARP Warrant before that date.

Our business could suffer if we fail to attract and retain skilled people.

Our success depends, in large part, on our ability to attract and retain competent, experienced people. As a result of our participation in the CPP, we are required to meet certain standards for executive compensation as set forth under the Emergency Economic Stabilization Act of 2008 and related regulations. Furthermore, our financial condition and results of operations caused our board of directors to freeze salaries in 2008 and become subject to regulatory restrictions on our ability to make certain payments to employees. The imposition of compensation limits resulting from the Treasury’s investment in us and the salary freeze, in addition to other competitive pressures, may have an adverse effect on our ability to attract and retain skilled personnel, resulting in our not being able to hire or retain the best people. The loss of key personnel could have an adverse effect on our future results of operations.

The passage of the Dodd-Frank Act may result in lower revenues and higher costs.

The Dodd-Frank Act includes, among other things: the creation of the Financial Stability Oversight Council to identify emerging systemic risks and improve interagency cooperation; the creation of the Bureau of Consumer Financial Protection, or CFPB, which is authorized to promulgate and enforce consumer protection regulations relating to consumer financial products and services; the establishment of strengthened capital and prudential standards for banks and bank holding companies; new limits on interchange fees on debit card transactions; enhanced regulation of financial markets, including derivatives and securitization markets; the elimination of certain trading activities from banks; a permanent increase of the previously implemented temporary increase of FDIC deposit insurance to $250,000 and the elimination of the prohibition on paying interest on demand deposits.

A number of provisions of the law, which was enacted in 2010, remain to be implemented through the rulemaking process at various regulatory agencies. We are unable to predict what the final form of these rules will be when implemented by the respective agencies, but our management believes that certain aspects of the new law, including, without limitation, the additional cost of higher deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the CFPB, could have a significant impact on our business, financial condition and results of operations.

Consumer protection regulations related to automated overdraft payment programs could adversely affect our business operations, net income and profitability.

The Federal Reserve and the FDIC enacted consumer protection regulations related to automated overdraft payment programs offered by financial institutions. CommunityONE and Bank of Granite have implemented changes to their business practices relating to overdraft payment programs to comply with these regulations.

For the years ended December 31, 2010 and December 31, 2009, CommunityONE’s and Bank of Granite’s overdraft and insufficient funds fees represented a significant amount of non-interest fees collected by them. Implementing the changes required by these regulations have decreased the amount of fees CommunityONE and Bank of Granite receive for automated overdraft payment services and adversely affect CommunityONE’s and Bank of Granite’s non-interest income. Complying with these regulations resulted in increased operational costs for CommunityONE and Bank of Granite, which may continue to rise. The actual impact of these regulations in future periods could vary due to a variety of factors, including changes in customer behavior, economic conditions and other factors, which could adversely affect our business, net income and profitability.

Market developments may adversely affect our industry, business and results of operations.

Significant declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by many financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. During this time, we experienced significant challenges, our credit quality has deteriorated, and net income and results of operations have been adversely affected. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. Lack of available credit, a lack of confidence in the financial sector, increased volatility in the financial markets and/or reduced business activity could materially adversely affect our business, financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to many different industries and counterparties, and we will routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients. Many of these transactions will expose us to credit risk in the event of default by our counterparties or customers. In addition, our credit risk may be exacerbated when collateral is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure. These types of losses could materially and adversely affect our results of operations or financial condition.

Concerns regarding the downgrade of the U.S. credit rating could have a material adverse effect on our business, financial condition and liquidity.

Standard & Poor’s downgrade of the U.S. government’s sovereign credit rating and of the credit ratings of instruments issued, insured or guaranteed by certain related institutions, agencies and instrumentalities could result in risks to us and general economic conditions that we are not able to predict.

On August 5, 2011, Standard & Poor’s downgraded the United States long-term debt rating from AAA to AA+. On August 8, 2011, Standard & Poor’s downgraded the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term U.S. debt. These downgrades could adversely affect the market value of certain of instruments that we hold, and could adversely impact our ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available. We cannot predict if, when or how these changes to the credit ratings will affect economic conditions. This ratings downgrade could result in a significant adverse impact to us, and could have a material adverse effect on our business, financial condition and liquidity. Because of the unprecedented nature of negative credit rating actions with respect to U.S. government obligations, the ultimate impact on our business, financial condition and liquidity are unpredictable and may not be immediately apparent.

There is a limited market for our common stock.

Although our common stock is traded on The Nasdaq Capital Market, the volume of trading has historically been limited. Therefore, a holder of our common stock who wishes to sell his or her shares may not be able to do so immediately or at an acceptable price.

Certain provisions of our articles of incorporation, bylaws and the Tax Benefits Preservation Plan may discourage takeovers.

Our articles of incorporation and bylaws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and bylaws:

—	classify our board of directors into three classes, so that shareholders elect only one-third of our board of directors each year;

—	permit our board of directors to issue, without shareholder approval unless otherwise required by law, voting preferred stock with such terms as our board of directors may determine, and

—

require the affirmative vote of the holders of at least 75% of our voting shares to approve major corporate transactions unless the transaction is approved by three-fourths of our “disinterested” directors.

In addition, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any one person or group to become a 5% shareholder and for any existing 5% shareholder to acquire more than a specified amount of additional shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking information about FNB United that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements for the period after the completion of the Recapitalization and Merger. Representatives of FNB United may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements.

These statements include statements about the expected benefits of the Recapitalization and Merger and information about our objectives, plans and expectations following completion of the Recapitalization and Merger. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties, including the risks described in this prospectus under the section “Risk Factors,” that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

—	costs or difficulties related to the integration of the businesses of FNB United and Granite may be greater than expected;

—	regulatory constraints related to the consent orders of each of CommunityONE and Bank of Granite;

—	our ability to effectively work out our nonperforming assets and recommence our lending operations;

—	revenues may be lower than expected;

—	changes in the interest rate environment may reduce interest margins;

—

general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, or adverse changes in consumer spending, borrowings and savings habits;

—	legislative or regulatory changes, including implementation of the Dodd-Frank Act and changes in accounting standards, may adversely affect our ability to conduct current and future operations;

—	expected cost savings associated with the Merger may not be fully realized or realized within the expected time frames;

—	deposit attrition, customer loss, or revenue loss following the Merger may be greater than expected;

—	the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

—	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

—	competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and

—	adverse changes may occur in the securities markets or with respect to inflation.

In light of these risks, uncertainties, assumptions and factors, the results anticipated by the forward-looking statements discussed in this prospectus or made by representatives of FNB United may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof or, in the case of statements made by representatives of FNB United on the date those statements are made. All written and oral forward-looking statements concerning Company or other matters addressed in this prospectus, including information incorporated by reference, and attributable to FNB United or any person acting on behalf of either are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, FNB United undertakes no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the Selling Shareholders to conduct public secondary trading of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the Selling Shareholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. The Selling Shareholders reserve the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

—	directly by the Selling Shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

—

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Shareholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved, provided that in compliance with Financial Industry Regulatory Authority guidelines the maximum compensation to any underwriter, broker-dealer or agent in connection with any sale of common stock by a Selling Shareholder pursuant to this prospectus will not exceed 8% of the total offering price of the common stock by the Selling Shareholder.

The Selling Shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the common stock by such Selling Shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

—	fixed prices;

—	prevailing market prices at the time of sale;

—	prices related to such prevailing market prices;

—	varying prices determined at the time of sale; or

—	negotiated prices.

The sales may be effected in one or more transactions:

—	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

—	in the over-the-counter market;

—	in transactions other than on such exchanges or services or in the over-the-counter market;

—

through the writing of options (including the issuance by the Selling Shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

—	in a public auction;

—	through the settlement of short sales; or

—	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

—	engage in short sales of the common stock in the course of hedging their positions;

—	sell the common stock short and deliver the common stock to close out short positions;

—	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

—

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

—	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the Selling Shareholders.

The common stock is listed on Nasdaq under the symbol “FNBN.” As a result of the Reverse Stock Split, our stock will trade under the symbol “FNBND” until November 30, 2011.

There can be no assurance that any Selling Shareholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such Selling Shareholder will not transfer, devise or gift the common stock by other means not described in this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Shareholders and any other person participating in the sale of the common stock will be subject to the Securities Exchange Act of 1934, or the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the Selling Shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration of the common stock, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company and blue sky fees and expenses. The Selling Shareholders will be required to pay all discounts, selling commissions and stock transfer taxes applicable to the sale of the common stock and fees and disbursements of counsel for any Selling Shareholder, except we are required to pay all discounts, selling commissions and stock transfer taxes applicable to the sale of our shares by the Treasury, and the fees and disbursements of counsel for the Treasury in connection with any such sales.

USE OF PROCEEDS

We will receive no proceeds from the common stock sold by the Selling Shareholders.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of common stock by the Selling Shareholders. The Selling Shareholders acquired the common stock in our Recapitalization, or in the case of the Treasury, the shares underlying the Amended Warrant. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders. The Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, except for Ms. Margaret B. Norris. Ms. Norris serves as our Senior Vice President, Stabilization and Integration Project Manager.

The following table is based on information provided to us by the Selling Shareholders on or about November 15, 2011 and as of such date. Because the Selling Shareholders may sell all, some or none of the common stock, no estimate can be given as to the amount of common stock that will be held by the Selling Shareholders upon termination of this offering. For purposes of the table below, we have assumed that the Selling Shareholders will each sell all of the common stock offered by this prospectus.

The percentages below are calculated based on 21,099,559 shares of common stock issued and outstanding as of November 15, 2011, and reflects the Reverse Stock Split.

	Beneficial Ownership Prior to the Offering			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percent (2)	Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned	Percent (2)

Auda Capital IV Co-Investment Fund L.P. (3) c/o Auda Private Equity LLC 888 Seventh Avenue, 41st Floor New York, NY 10106	358,012	1.70%	358,012	0	*

Auda Capital IV Co-Investment GmbH & Co. KG (4) c/o Auda Private Equity LLC 888 Seventh Avenue, 41st Floor New York, NY 10106	693,551	3.29%	693,551	0	*

CCF-FNBN, LLC (5) 1430 Wynkoop Street, Suite 200 Denver, CO 80202	500,000	2.37%	500,000	0	*

CFIG Worth SPV, LLC (6) Eleven Madison Avenue, 16th Floor New York, NY 10010	625,000	2.96%	625,000	0	*

Cohesive Capital Partners, L.P. (7) 650 Fifth Avenue, 31st Floor New York, NY 10019	531,250	2.52%	531,250	0	*

Fisher Lynch Co-Investment Partnership II, L.P. (8) 2929 Campus Drive, Suite 420 San Mateo, CA 94403	1,051,563	4.98%	1,051,563	0	*

IAM Mini-Fund 21 Limited (9) c/o Waterstone Capital Management, L.P. 2 Carlson Parkway, Suite 260 Plymouth, MN 55447	32,097	*	32,097	0	*

Margaret B. Norris c/o FNB United Corp. 150 South Fayetteville Street Asheboro, NC 27203	1,875	*	1,875	0	*

Mark W. Erwin 501 East Morehead Street, Suite 3 Charlotte, NC 28202	12,500	*	12,500	0	*

Newbury Equity Partners II L.P. (10) c/o Newbury Partners LLC 100 First Stamford Place, 2nd Floor Stamford, CT 06902	531,250	2.52%	531,250	0	*

NSP Holdings, LLC (11) c/o North Star Partners 274 Riverside Avenue Westport, CT 06880	625,000	2.96%	625,000	0	*

Pantheon Global Co-Investment Opportunities Fund, LP (12) 600 Montgomery Street, 23rd Floor San Francisco, CA 94111	1,051,563	4.98%	1,051,563	0	*

PH Investors Co-Investment Opportunity Fund, LLC (13) c/o Palisades Hudson Asset Management 2 Overhill Road, Suite 100 Scarsdale, NY 10583	93,750	*	93,750	0	*

Prime Capital Master SPC - GOT WAT MAC Segregated Portfolio (14) c/o Waterstone Capital Management, L.P. 2 Carlson Parkway, Suite 260 Plymouth, MN 55447	24,951	*	24,951	0	*

PTMR Capital Partners LP (15) 500 W. Madison Street, Suite 1750 Chicago, IL 60661	1,051,563	4.98%	1,051,563	0	*

Richard Jacinto II Roth IRA, FCC as Custodian 394 Saddle Back Trail Franklin Lakes, NJ 07417	125,000	*	125,000	0	*

The Värde Fund IX, L.P. (16) c/o Värde Partners, Inc. 8500 Normandale Lake Boulevard, Suite 1500 Minneapolis, MN 55437	373,305	1.77%	373,305	0	*

The Värde Fund IX-A, L.P. (17) c/o Värde Partners, Inc. 8500 Normandale Lake Boulevard, Suite 1500 Minneapolis, MN 55437	57,836	*	57,836	0	*

The Värde Fund VI-A, L.P. (18) c/o Värde Partners, Inc. 8500 Normandale Lake Boulevard, Suite 1500 Minneapolis, MN 55437	26,290	*	26,290	0	*

The Värde Fund X (Master), L.P. (19) c/o Värde Partners, Inc. 8500 Normandale Lake Boulevard, Suite 1500 Minneapolis, MN 55437	520,524	2.47%	520,524	0	*

The Värde Fund, L.P. (20) c/o Värde Partners, Inc. 8500 Normandale Lake Boulevard, Suite 1500 Minneapolis, MN 55437	15,774	*	15,774	0	*

Värde Investment Partners (Offshore) Master, L.P. (21) c/o Värde Partners, Inc. 8500 Normandale Lake Boulevard, Suite 1500 Minneapolis, MN 55437	15,774	*	15,774	0	*

Värde Investment Partners, L.P. (22) c/o Värde Partners, Inc. 8500 Normandale Lake Boulevard, Suite 1500 Minneapolis, MN 55437	42,063	*	42,063	0	*

Waterstone Market Neutral MAC 51 Ltd. (23) c/o Waterstone Capital Management, L.P. 2 Carlson Parkway, Suite 260 Plymouth, MN 55447	108,282	*	108,282	0	*

Waterstone Market Neutral Master Fund Ltd. (24) c/o Waterstone Capital Management, L.P. 2 Carlson Parkway, Suite 260 Plymouth, MN 55447	750,580	3.56%	750,580	0	*

Waterstone MF Fund Ltd. (25) c/o Waterstone Capital Management, L.P. 2 Carlson Parkway, Suite 260 Plymouth, MN 55447	135,655	*	135,655	0	*

United States Department of the Treasury 1500 Pennsylvania Avenue Washington, D.C. 20220 (26)	1,107,626	5.25%	1,107,626	0	*

*	Less than 1 percent

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any common stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of November 15, 2011. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	In computing the percentage of shares beneficially owned by each person named above, any shares which the person has a right to acquire within sixty (60) days after November 15, 2011are deemed outstanding for the purpose of computing the percentage of our common stock beneficially owned by that person but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3)	Auda Capital IV Co-Investment Fund GP L.P. is the general partner of Auda Capital IV Co-Investment Fund L.P. Marcel Giacometti, Fritz Becker and Ernest Boles are members of the board of directors of the ultimate parent entity of Auda Capital IV Co-Investment Fund GP L.P. and may be deemed to share voting and dispositive power over the shares held by Auda Capital IV Co-Investment Fund L.P. Marcel Giacometti, Fritz Becker and Ernest Boles disclaim beneficial ownership of shares held by Auda Capital IV Co-Investment Fund L.P. except to the extent of their respective pecuniary interests therein.

(4)	Auda Capital IV Co-Investment Fund GP LP is the managing limited partner of Auda Capital IV Co-Investment GmbH & Co. KG. Marcel Giacometti, Fritz Becker and Ernest Boles are members of the board of directors of the ultimate parent entity of Auda Capital IV Co-Investment Fund GP L.P. and may be deemed to share voting and dispositive power over the shares held by Auda Capital IV Co-Investment GmbH & Co. KG. Marcel Giacometti, Fritz Becker and Ernest Boles disclaim beneficial ownership of shares held by Auda Capital IV Co-Investment GmbH & Co. KG except to the extent of their respective pecuniary interests therein.

(5)	John P. Fitzgerald, as managing member of Seneca Equity Partners, LLC, the general partner of Cheyenne Capital Fund, L.P., the investment manager of CCF-FNBN, LLC makes investment and voting decisions with respect to the shares held by CCF-FNBN, LLC. John P. Fitzgerald disclaims beneficial ownership of the shares by CCF-FNBN, LLC, except to the extent of any pecuniary interest in the shares.

(6)	DLJ MB Advisors, LLC, an indirect subsidiary of Credit Suisse Asset Management, LLC or CSAM, as the manager of CFIG Worth SPV, LLC, makes investment and voting decisions with respect to shares held by CFIG Worth SPV, LLC by way of an Investment Committee comprised of Kelly Williams, Nadim Barakat, David Russell, Vikram Bhaskar, Derek Jones, Bernard Yancovich, Peter Braffman, Arnaud Lipkowicz and Huck Khim Tan. Each member of the Investment Committee disclaims beneficial ownership of shares held by CFIG Worth SPV, LLC except to the extent of their respective pecuniary interests therein. The ultimate parent company of CSAM is Credit Suisse AG, or Credit Suisse. Credit Suisse disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries. CFIG Worth SPV, LLC has indicated that it is an affiliate of a broker-dealer. CFIG Worth SPV, LLC has represented that it acquired its shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(7)	John R. Barber, as (1) managing member of Cohesive GP, LLC, the general partner of Cohesive Capital (GP), L.P., the general partner of Cohesive Capital Partners, L.P. and as (2) managing member of Cohesive Capital Management (GP), LLC, the general partner of Cohesive Capital Management, L.P., the investment manager of Cohesive Capital Partners, L.P., makes investment and voting decisions with respect to shares held by Cohesive Capital Partners, L.P. John R. Barber disclaims beneficial ownership of the shares held by Cohesive Capital Partners, L.P., except to the extent of any pecuniary interest in the shares.

(8)	Fisher Lynch Co-Investment GP II, L.P. is the general partner of Fisher Lynch Co-Investment Partnership II, L.P. Marshall Bartlett, Brett Fisher, Leon Kuan, Anthony Limberis, Linda Lynch and Georganne Perkins are members of the Investment Committee of the ultimate parent entity of Fisher Lynch Co-Investment GP II, L.P. and may be deemed to share voting and dispositive power over the shares held by Fisher Lynch Co-Investment Partnership II, L.P. Marshall Bartlett, Brett Fisher, Leon Kuan, Anthony Limberis, Linda Lynch and Georganne Perkins disclaim beneficial ownership of shares held by Fisher Lynch Co-Investment Partnership II, L.P. except to the extent of their respective pecuniary interests therein. Fisher Lynch Co-Investment GP II, L.P. has indicated that it is an affiliate of a broker-dealer. Fisher Lynch Co-Investment GP II, L.P. has represented that it acquired its shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(9)	Mr. Shawn Bergerson is the managing member of Waterstone Asset Management, LLC. Waterstone Asset Management, LLC is the general partner of Waterstone Capital Management, L.P., investment advisor of IAM Mini-Fund 21 Limited. Mr. Bergerson makes investment and voting decisions with respect to shares managed by Waterstone Capital Management, L.P. Waterstone Capital Management, L.P. disclaims beneficial ownership of any shares of IAM Mini-Fund 21 Limited. Mr. Bergerson also disclaims beneficial ownership of the shares beneficially owned by IAM Mini-Fund 21 Limited, except to the extent of any pecuniary interest Mr. Bergerson owns indirectly through IAM Mini-Fund 21 Limited.

(10)	Newbury Associates LLC, as Managing Member of Newbury Equity Partners II GP LLC, the General Partner of Newbury Equity Partners II GP L.P., the General Partner of Newbury Equity Partners II L.P., makes investment and voting decisions with respect to shares held by Newbury Equity Partners II L.P. by way of an Investment Committee comprised of Richard Lichter, Gerald Esposito, Chris Jaroch, Justin Pollack, Andrew Levy, Warren Symon and David Shyu. Newbury Associates LLC disclaims beneficial ownership of the shares held by Newbury Equity Partners II L.P., except to the extent of any pecuniary interest in the shares.

(11)	Andrew R. Jones, as sole managing member of NS Advisors, LLC, the manager of NSP Holdings, LLC, makes investment and voting decisions with respect to shares held by NSP Holdings, LLC. Andrew R. Jones disclaims beneficial ownership of the shares held by NSP Holdings, LLC, except to the extent of any pecuniary interest in the shares.

(12)	David Braman, Susan Long McAndrews and Lily Wong are directors of Pantheon Global Co-Investment Opportunities GP Limited, the general partner of Pantheon Global Co-Investment Opportunities Fund, L.P. and make the investment and voting decisions with respect to shares held by of Pantheon Global Co-Investment Opportunities Fund, L.P.

(13)	Jonathan M. Bergman, as Chief Investment Officer of Palisades Hudson Asset Management, L.P., the manager of PH Investors Co-Investment Opportunity Fund, LLC, makes investment and voting decisions with respect to shares held by PH Investors Co-Investment Opportunity Fund, LLC. Jonathan M. Bergman has no beneficial ownership of the shares held by PH Investors Co-Investment Opportunity Fund, LLC.

(14)	Mr. Shawn Bergerson is the managing member of Waterstone Asset Management, LLC. Waterstone Asset Management, LLC is the general partner of Waterstone Capital Management, L.P., investment advisor of Prime Capital Master SPC - GOT WAT MAC Segregated Portfolio. Mr. Bergerson makes investment and voting decisions with respect to shares managed by Waterstone Capital Management, L.P. Waterstone Capital Management, L.P. disclaims beneficial ownership of any shares of Prime Capital Master SPC - GOT WAT MAC Segregated Portfolio. Mr. Bergerson also disclaims beneficial ownership of the shares beneficially owned by Prime Capital Master SPC - GOT WAT MAC Segregated Portfolio, except to the extent of any pecuniary interest Mr. Bergerson owns indirectly through Prime Capital Master SPC - GOT WAT MAC Segregated Portfolio.

(15)	The shares are held directly by PTMR Capital Partners LP. PTMR GP, LLC is the general partner of PTMR Capital Partners LP. Michael F. Rosinus, Phillip M. Nussbaum, Richard S. Berg, Jason A. Elder, Howard K. Landis and Peter B. Cook are members of the Investment Committee of PTMR GP, LLC and may be deemed to share voting and dispositive power over the shares held by PTMR Capital Partners LP. In addition, each of Performance Trust Investment Advisors, LLC, Richard S. Berg, Phillip M. Nussbaum, TRF Partners LLC and Michael F. Rosinus may be deemed to have beneficial ownership of the shares held by PTMR Capital Partners LP. Michael F. Rosinus, Phillip M. Nussbaum, Richard S. Berg, Jason A. Elder, Howard K. Landis, Peter B. Cook, PTMR GP, LLC, TRF Partners LLC and Performance Trust Investment Advisors, LLC disclaim beneficial ownership of shares held by PTMR Capital Partners LP except to the extent of their respective pecuniary interests therein. PTMR Capital Partners LP has indicated that it is an affiliate of a broker-dealer. PTMR Capital Partners LP has represented that it acquired its shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(16)	Värde Management, L.P. is the investment advisor to The Värde Fund IX, L.P. Jason Spaeth, as one of the Managing Partners of Värde Management, L.P., has voting and investment power over the securities owned by The Värde Fund IX, L.P.

(17)	Värde Management, L.P. is the investment advisor to The Värde Fund IX-A, L.P. Jason Spaeth, as one of the Managing Partners of Värde Management, L.P., has voting and investment power over the securities owned by The Värde Fund IX-A, L.P.

(18)	Värde Management, L.P. is the investment advisor to The Värde Fund VI-A, L.P. Jason Spaeth, as one of the Managing Partners of Värde Management, L.P., has voting and investment power over the securities owned by The Värde Fund VI-A, L.P.

(19)	Värde Management, L.P. is the investment advisor to The Värde Fund X (Master), L.P. Jason Spaeth, as one of the Managing Partners of Värde Management, L.P., has voting and investment power over the securities owned by The Värde Fund X (Master), L.P.

(20)	Värde Management, L.P. is the investment advisor to The Värde Fund, L.P. Jason Spaeth, as one of the Managing Partners of Värde Management, L.P., has voting and investment power over the securities owned by The Värde Fund, L.P.

(21)	Värde Management International, L.P. is the investment advisor to Värde Investment Partners (Offshore) Master, L.P. Jason Spaeth, as one of the Managing Partners of Värde Management International, L.P., has voting and investment power over the securities owned by Värde Investment Partners (Offshore) Master, L.P.

(22)	Värde Management, L.P. is the investment advisor to Värde Investment Partners, L.P. Jason Spaeth, as one of the Managing Partners of Värde Management, L.P., has voting and investment power over the securities owned by Värde Investment Partners, L.P.

(23)	Mr. Shawn Bergerson is the managing member of Waterstone Asset Management, LLC. Waterstone Asset Management, LLC is the general partner of Waterstone Capital Management, L.P., investment advisor of Waterstone Market Neutral MAC 51 Ltd. Mr. Bergerson makes investment and voting decisions with respect to shares managed by Waterstone Capital Management, L.P. Waterstone Capital Management, L.P. disclaims beneficial ownership of any shares of Waterstone Market Neutral MAC 51 Ltd. Mr. Bergerson also disclaims beneficial ownership of the shares beneficially owned by Waterstone Market Neutral MAC 51 Ltd., except to the extent of any pecuniary interest Mr. Bergerson owns indirectly through Waterstone Market Neutral MAC 51 Ltd.

(24)	Mr. Shawn Bergerson is the managing member of Waterstone Asset Management, LLC. Waterstone Asset Management, LLC is the general partner of Waterstone Capital Management, L.P., investment advisor of Waterstone Market Neutral Master Fund Ltd. Mr. Bergerson makes investment and voting decisions with respect to shares managed by Waterstone Capital Management, L.P. Waterstone Capital Management, L.P. disclaims beneficial ownership of any shares of Waterstone Market Neutral Master Fund Ltd. Mr. Bergerson also disclaims beneficial ownership of the shares beneficially owned by Waterstone Market Neutral Master Fund Ltd., except to the extent of any pecuniary interest Mr. Bergerson owns indirectly through Waterstone Market Neutral Master Fund Ltd.

(25)	Mr. Shawn Bergerson is the managing member of Waterstone Asset Management, LLC. Waterstone Asset Management, LLC is the general partner of Waterstone Capital Management, L.P., investment advisor of Waterstone MF Fund Ltd. Mr. Bergerson makes investment and voting decisions with respect to shares managed by Waterstone Capital Management, L.P. Waterstone Capital Management, L.P. disclaims beneficial ownership of any shares of Waterstone MF Fund Ltd. Mr. Bergerson also disclaims beneficial ownership of the shares beneficially owned by Waterstone MF Fund Ltd., except to the extent of any pecuniary interest Mr. Bergerson owns indirectly through Waterstone MF Fund Ltd.

(26)	Includes 22,072 shares issuable upon exercise of the Amended TARP Warrant.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

Our common stock is traded on The Nasdaq Capital Market under the symbol “FNBN.”

The following table sets forth the quarterly high and low sales prices of our common stock on Nasdaq for the periods indicated, after adjustment of all amounts to retroactively reflect the Reverse Stock Split:

	High	Low	Cash Dividends Per Common Share
Year Ended December 31, 2009
First Quarter	$450.00	$161.00	2.50
Second Quarter	339.00	185.00	2.50
Third Quarter	288.00	177.00	-
Fourth Quarter	265.00	245.00	-

Year Ended December 31, 2010
First Quarter	170.00	103.00	-
Second Quarter	242.00	67.00	-
Third Quarter	93.00	45.00	-
Fourth Quarter	74.00	27.00	-

Year Ending December 31, 2011
First Quarter	83.00	20.00	-
Second Quarter	75.00	24.00	-
Third Quarter	56.00	26.00	-
Fourth Quarter	43.00	10.98	-

On January 10, 2012, the closing sale price reported on Nasdaq for our common stock was $12.40 per share.

Holders

As of November 15, 2011, there were approximately 13,147 common shareholders of record.

Dividend Policy

We declared a dividend with respect to our common stock of $2.50 per share for each of the quarters ended March 31, 2009 and June 30, 2009. We suspended payment of dividends after the quarter ended June 30, 2009.

There are restrictions on our ability and the ability of CommunityONE to pay dividends. On October 21, 2010, the Company entered into a written agreement with the FRBR. Pursuant to the agreement, FNB United’s Board of Directors is to take appropriate steps to utilize fully FNB United’s financial and managerial resources to serve as a source of strength to CommunityONE, including causing CommunityONE to comply with the Order it entered into with the Office of the Comptroller of the Currency on July 22, 2010. In the agreement, the Company agreed that it would not declare or pay any dividends without prior written approval of the FRBR and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve. It further agreed that it would not take dividends or any other form of payment representing a reduction in capital from CommunityONE without the FRBR’s prior written approval. The provisions of the agreement, including the restrictions on dividends, will remain effective and enforceable until they are stayed, modified, terminated, or suspended in writing by the FRBR. We do not expect to pay dividends to shareholders for the foreseeable future.

For a further discussion of such restrictions, please see “Management’s Discussion and Analysis of Financial Condition Results of Operations—Executive Overview—Regulatory Actions” and “—Capital Adequacy and Resources—Prompt Corrective Action,” and “Note 3—Regulatory Matters” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the notes to our financial statements, as incorporated by reference to this prospectus.

CAPITALIZATION AND PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet of FNB United as of September 30, 2011, gives effect to the Recapitalization and Merger, or together referred to as the Transactions, as if the Transactions had occurred on September 30, 2011, and combines the unaudited condensed consolidated balance sheets of FNB United and Granite as of September 30, 2011.

The unaudited pro forma condensed combined statement of operations of FNB United for the nine-month period ended September 30, 2011, is presented as if the Transactions had occurred on January 1, 2010, and combines the unaudited results of FNB United and Granite for such periods. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 of FNB United is presented as if the Transactions had occurred on January 1, 2010, and combines the results of FNB United and Granite for the year ended December 31, 2010.

The notes to the unaudited pro forma condensed combined financial statements describe the pro forma amounts and adjustments presented below.

The Merger was accounted for as a business combination under the acquisition method of accounting and FNB United was the deemed accounting acquirer and Granite was the deemed accounting acquiree. The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired and an amount for goodwill (representing the difference between the purchase price and the estimated fair value of the identifiable net assets). The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet final. The final allocation will be determined after the Merger is completed and is subject to further adjustments as additional information becomes available and as additional analyses are performed. Accordingly, the pro forma purchase price adjustments shown below are preliminary. There can be no assurances that the final valuations will not result in changes to these purchase price adjustments. The final acquisition accounting adjustments and the results of operations may be different from the unaudited pro forma adjustments and unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during the periods presented or the results that the combined company will experience after the Merger. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger. These pro-forma financial statements also do not include any integration costs or benefits from Merger synergies.

The unaudited pro forma condensed combined financial information presented below is based on, and should be read together with, the historical financial information that FNB United and Granite incorporated by reference in this prospectus.

FNB United Corp.

UNAUDITED Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2011

(amounts in thousands, except per share data)

	FNB United Corp. Historical	Bank of Granite Corporation Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$364,011	$104,017	$282,173	A	$750,201
Securities	199,271	197,131	-		396,402
Loans held for sale	25,661	-	-		25,661
Loans held for investment, net	890,888	436,910	(38,553)	B,C	1,289,245
Allowance for loan and lease losses	(44,121)	(19,279)	19,279	B	(44,121)

Loans held for investment, net	846,767	417,631	(19,274)		1,245,124
Premises and equipment, net	45,024	10,210	(256)	B	54,978
Other real estate owned	96,099	23,836	(1,084)	B,F	118,851
Core Deposit Intangible	3,577	-	2,762	B,D	6,339
Goodwill	-	-	8,566	H	8,566
Bank owned life insurance	32,785	4,419	-		37,204
Other assets	30,699	8,470	-		39,169

Total assets	$1,643,894	$765,714	$272,887		$2,682,495

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand deposits	$157,207	$89,279	$-		$246,486
Demand, savings, and money market deposits	565,607	273,739	-		839,346
Time deposits of $100,000 or more	459,190	173,612	1,065	B,E	633,867
Other time deposits	383,632	206,229	-		589,861

Total deposits	1,565,636	742,859	1,065		2,309,560
Commercial repos	6,891	-	-		6,891
FHLB Advances	118,864	-	-		118,864
Subordinated debt	2,500	-	(2,500)	I	-
Junior subordinated debentures	56,702	-	-		56,702
Other liabilities	23,233	4,134	(1,898)	J	31,829
			(11)	A
			6,031	M
			340	L

Total liabilities	1,773,826	746,993	3,027		2,523,846

Preferred stock - Series A	49,495	-	(49,495)	K	-
Preferred stock	12,500	-	(12,500)	I	-
Common stock (1)	147,541	(2,676)	290,807	M	500,367
			8,370	H
			2,676	G
			53,989	K
			(340)	L
Retained earnings (accumulated deficit)	(336,277)	23,267	(8,000)	A	(338,527)
			5,750	N
			(23,267)	G
Accumulated other comprehensive gain (loss)	(3,191)	(1,870)	1,870	G	(3,191)

Total shareholders’ equity (deficit)	(129,932)	18,721	269,860		158,649

Total liabilities and shareholders’ equity	$1,643,894	$765,714	$272,887		$2,682,495

(1) Common Stock includes common stock warrants, common stock and additional paid-in capital.

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information. Certain reclassifications have been made to Granite’s balance sheet to conform with FNB United’s presentation. Unless otherwise stated, amounts are in thousands.

A.	Adjustment to record estimated changes in cash balances for the impact of:

Net proceeds from additional capital investment	$296,838
One-time merger related expenses	(8,000)
Repurchase of CommunityONE preferred stock	(3,125)
Settlement of CommunityONE subordinated debt	(875)
Payment of accrued interest on CommunityOne subordinated debt	(11)
Payment of unaccrued dividend on CommunityOne preferred stock	(756)
Payment of accrued interest on Catawba Valley Capital Trust II	(347)
Payment of accrued interest on FNB United Statutory Trust I	(630)
Payment of accrued interest on FNB United Statutory Trust II	(921)

Net change in Cash	$282,173

B.	Adjustment to record estimated purchase accounting adjustments for Granite:

Estimated credit loss adjustment on loans	$(36,051)
Fair value adjustment on loans	(2,502)

Total credit loss and fair value adjustment on loans	(38,553)

Elimination of Granite allowance for loan and lease losses	19,279
Fair value adjustment on existing land	(256)
Fair value adjustment on other real estate	(1,084)
Estimated core deposit intangible	2,762
Fair value adjustment on time deposits	(1,065)

Net purchase accounting adjustments	$(18,917)

C.	The interest rate portion of the loan purchase accounting adjustment ($2,502) reflects estimated fair value of the loans based upon current interest rates for similar loans using current market interest rates plus a spread representing required return, liquidity premium, servicing cost and other factors. This adjustment will be accreted into income over the estimated lives of these loans. Estimated accretion in the pro forma was determined using the sum-of-the-years digits method which approximates a level yield. Upon closing of the Merger, an independent valuation will be conducted and the resulting adjustment amortized or accreted using the level yield (interest) method. The larger portion ($36,051) of the adjustment to loans reflects the estimated credit portion of the fair value adjustment as required under ASC Topic 805. This amount is an estimate based on the contractual cash flows not expected to be collected over the estimated lives of these loans. It differs from the allowance for loan losses under ASC Topic 450 using the incurred loss model, which estimated probable loan losses incurred as of the balance sheet date. Under the incurred loss model, losses expected as a result of future events are not recognized. When using the expected cash flow approach these losses are considered in the valuation. For pro forma presentation purposes, we have estimated this loss at 8.3% of gross loans.

D.	Estimated fair value of core deposit intangible, or CDI, representing the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was developed in consultation with third party valuation firms and was based on ranges in similar transactions with impaired banks. CDI has been estimated for pro forma purposes using a 50 basis points core deposit premium on all deposits, excluding time deposits in excess of $100,000. For pro forma purposes, FNB United is amortizing the CDI using the straight-line method and an estimated life of eight years. Upon closing of the Merger, an independent valuation of the CDI will be conducted.

E.	The estimated fair value adjustment on time deposits is calculated using current market rates for similar products with similar remaining lives. This adjustment will be amortized into interest expense over the estimated lives of the deposits. Estimated amortization in the pro forma was computed using the sum-of-the-years digits method which approximates a level yield. Upon closing of the Merger, an independent valuation will be conducted and the resulting adjustment amortized using the level yield (interest) method.

F.	Estimated other real estate owned, or OREO, adjustment reflecting expected loss on the disposal of the remaining OREO property as a result of estimated declines in market value and additional selling costs. Upon closing of the Merger, an independent valuation of OREO will be conducted.

G.	Elimination of Granite stockholders’ equity as part of the acquisition accounting adjustments representing the conversion of all Granite common stock into FNB United common shares. Granite common stock will be exchanged in the Merger at a ratio of 3.375 FNB United shares for each common share of Granite. There is no Granite preferred stock.

Elimination of common stock of Granite	$2,676
Retained earnings (accumulated deficit) of Granite	(23,267)
Accumulated other comprehensive gain (loss) of Granite	1,870

Elimination of Granite stockholders’ equity at September 30, 2011	$(18,721)

H.	Estimated amount of goodwill to be recorded in the acquisition of Granite, less amounts allocated to the fair value of tangible and specifically identified intangible assets acquired. The purchase price and purchase price allocation are as follows:

Common Stock consideration to Granite stockholders (155 shares, 3.375 conversion ratio and $16.00 share price)		$8,370

Granite stockholders’ equity at September 30, 2011	$18,721
Total credit loss and fair value adjustment on loans	(38,553)
Elimination of Granite allowance for loan and lease losses	19,279
Fair value adjustment on existing land	(256)
Fair value adjustment on other real estate for expected losses during disposition	(1,084)
Esimated core deposit intangible	2,762
Fair value mark on time deposits	(1,065)

Total allocation of purchase price		$(196)

Goodwill		$8,566

I.	Settlement of CommunityONE subordinated debt and repurchase of CommunityONE preferred stock owned by SunTrust. On August 1, 2011, CommunityONE and SunTrust entered into an agreement to settle the $2.5 million in subordinated debt of CommunityONE held by SunTrust for cash in amount equal to 35% of the principal amount of the subordinated debt, plus 100% of the accrued but unpaid interest on the subordinated debt as of the closing date of the Merger. The agreement also provides for CommunityONE’s repurchase of the $12.5 million of CommunityONE preferred stock owned by SunTrust for cash in an amount equal to 25% of the aggregate liquidation amount of the preferred stock, plus 100% of the accrued but unpaid dividends thereon as of the closing date of the Merger.

J.	Payment of unpaid interest on FNB United Statutory Trust II of $921, FNB United Statutory Trust I $630, and Catawba Valley Capital Trust II of $347. Total interest paid was $1,898.

K.	Exchange of preferred stock, series A to common stock per the TARP Exchange Agreement. The Treasury and FNB United entered into an Exchange Agreement, dated August 12, 2011, pursuant to which Treasury agreed to exchange FNB United preferred stock, series A held by Treasury for FNB United common stock (valued at $16.00 per share) having a value equal to the sum of 25% of the aggregate liquidation preference of the preferred stock (i.e., $51.5 million) plus 100% of the amount of accrued and unpaid dividends on the preferred stock as of the closing date of the Merger.

0000000000
Exchange of preferred stock, series A for common stock	$49,495
Exchange of unaccrued dividend on preferred stock, series A for common stock	4,494

Addition to common stock	$53,989

L.

In addition to adjusting the exercise price of the Amended TARP Warrant, its terms were revised to include a “down-round” provision allowing for the future adjustment to the exercise price for any subsequent issuances of common stock by the Company. Subject to certain exceptions, if the Company subsequently issues common stock, or rights or shares convertible into common stock, at a per share price lower than the $16 exercise price of the warrant, the exercise price of the warrant will be reduced to the per share common stock amount received in connection with the issuance and the number of shares of common stock subject to the warrant will be increased. This provision resulted in the warrant being carried as a derivative liability as compared to a common stock equivalent for balance sheet purposes as it possesses the characteristics of a freestanding derivative financial instrument. The initial value attributed to the warrant was $340, with the fair value estimated using the Black-Scholes options pricing model, with the following assumptions: 128.64% volatility, a risk-free rate of 2.01%, a yield of 0.00% and an estimated life of 10 years.

M.	Common stock issued for additional capital investment of $310,000. Adjustments to record estimated changes in the retained earnings balance for:

Gross proceeds from common stock issuance	$310,000
Accrued transaction expenses	$(6,031)
Transaction expenses incurred through 9/30/11	(13,162)

Net proceeds	$290,807

N.	Adjustments to record estimated changes in the retained earnings balance for:

Payment of unaccrued dividend on preferred stock, series A	$(4,494)
Payment of unaccrued dividend on CommunityONE preferred stock	(756)
Gain on settlement of CommunityONE subordinated debt	1,625
Discount on repurchase of CommunityONE preferred stock	9,375

$5,750

FNB United Corp.

UNAUDITED Pro Forma Condensed Combined Consolidated Statement of Operations

For the Year Ended December 31, 2010

(amounts in thousands, except per share data)

	FNB United Corp. Historical	Bank of Granite Corporation Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$68,255	$36,263	$789	A	$105,307
Interest and dividends on investment securities:
Taxable income	11,976	8,401	-		20,377
Non-taxable income	1,551	-	-		1,551
Other interest income	503	135	-		638

Total interest income	82,285	44,799	789		127,873

Interest Expense
Deposits	24,911	12,776	(934)	A	36,753
Retail repurchase agreements	98	-	-		98
Federal Home Loan Bank advances	3,517	-	-		3,517
Federal funds purchased	4	-	-		4
Other borrowed funds	2,105	834	(583)	B	2,356

Total interest expense	30,635	13,610	(1,517)		42,728

Net Interest Income before Provision for Loan Losses	51,650	31,189	2,306		85,145
Provision for loan losses	132,755	30,832	-		163,587

Net Interest Income (Loss) after Provision for Loan Losses	(81,105)	357	2,306		(78,442)

Noninterest Income
Service charges on deposit accounts	7,358	4,760	-		12,118
Mortgage loan income	2,120	(4)	-		2,116
Cardholder and merchant services income	3,000	288	-		3,288
Trust and investment services	1,946	-	-		1,946
Bank owned life insurance	988	-	-		988
Other service charges, commissions and fees	1,067	-	-		1,067
Securities gains, net	10,647	2,403	-		13,050
Total other-than-temporary impairment loss	-	-	-		-
Net gain on fair value swaps	273	-	-		273
Other income	223	1,336	-		1,559

Total noninterest income	27,622	8,783	-		36,405

Noninterest Expense
Personnel expense	25,931	10,257	-		36,188
Net occupancy expense	4,768	1,706	-		6,474
Furniture, equipment and data processing expense	6,745	1,853	-		8,598
Professional fees	3,680	-	-		3,680
Other real estate owned expense	14,532	7,297	-		21,829
FDIC insurance	5,856	4,485	-		10,341
Amortization of core deposit intangibles	795	-	345	C	1,140
Other expense	13,372	7,996	-		21,368

Total noninterest expense	75,679	33,594	345		109,618

Loss from continuing operations, before income taxes	(129,162)	(24,454)	1,961		(151,655)
Income tax expense (benefit) - continuing operations	1,259	(790)	-		469

Net loss from continuing operations	(130,421)	(23,664)	1,961		(152,124)
Cumulative dividends on preferred stock	(3,294)	-	3,294	D	(0)

Net Loss from Continuing Operations to Common Shareholders	$(133,715)	$(23,664)	$5,254		$(152,125)

Weighted average number of common shares outstanding - basic and diluted	114	15,454	20,722	E	20,836
Net loss per common share from continuing operations - basic and diluted	$(1,170.47)	$(1.53)	$0.25		$(7.30)

FNB United Corp.

UNAUDITED Pro Forma Condensed Combined Consolidated Statement of Operations

For the Nine Months Ended September 30, 2011

(amounts in thousands, except per share data)

	FNB United Corp. Historical	Bank of Granite Corporation Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$36,250	$21,434	$481	A	$58,165
Interest and dividends on investment securities:
Taxable income	6,963	6,261	-		13,224
Non-taxable income	346	-	-		346
Other interest income	456	84	-		540

Total interest income	44,015	27,779	481		72,275

Interest Expense
Deposits	14,814	5,701	(131)	A	20,384
Retail repurchase agreements	43	-	-		43
Federal Home Loan Bank advances	2,010	330	-		2,340
Federal funds purchased	-	-	-		-
Other borrowed funds	1,009	27	(217)	B	819

Total interest expense	17,876	6,058	(348)		23,586

Net Interest Income before Provision for Loan Losses	26,139	21,721	829		48,689
Provision for loan losses	60,944	8,081	-		69,025

Net Interest Income (Loss) after Provision for Loan Losses	(34,805)	13,640	829		(20,336)

Noninterest Income
Service charges on deposit accounts	4,306	2,812	-		7,118
Mortgage loan income	(10)	-	-		(10)
Cardholder and merchant services income	2,416	-	-		2,416
Trust and investment services	973	-	-		973
Bank owned life insurance	928	-	-		928
Other service charges, commissions and fees	554	166	-		720
Securities (losses)/gains, net	7,308	1,218	-		8,526
Total other-than-temporary impairment loss	-	-	-		-
Net gain on fair value swaps	(13)	-	-		(13)
Other income	484	997	-		1,481

Total noninterest income	16,946	5,193	-		22,139

Noninterest Expense
Personnel expense	19,178	7,202	-		26,380
Net occupancy expense	3,483	2,304	-		5,787
Furniture, equipment and data processing expense	4,780	-	-		4,780
Professional fees	4,218	-	-		4,218
Other real estate owned expense	31,458	5,269	-		36,727
FDIC insurance	4,899	2,335	-		7,234
Amortization of core deposit intangibles	596	-	259	C	855
Other expense	13,666	7,100	-		20,766

Total noninterest expense	82,278	24,210	259		106,747

Loss from continuing operations, before income taxes	(100,137)	(5,377)	570		(104,944)
Income tax benefit - continuing operations	752	-	-		752

Net loss from continuing operations	(100,889)	(5,377)	570		(105,696)
Cumulative dividends on preferred stock	(3,197)	-	3,197	D	(0)

Net Loss from Continuing Operations to Common Shareholders	$(104,086)	$(5,377)	$3,767		$(105,696)

Weighted average number of common shares outstanding - basic and diluted	114	15,454	20,722	E	20,836
Net loss per common share from continuing operations - basic and diluted	$(910.82)	$(0.35)	$0.18		$(5.07)

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information. Certain reclassifications have been made to Granite’s Statement of Operation to conform to FNB United’s presentation.

A.	Accretion of fair value adjustments for loans of $789 and deposits of $934 for the year ended December 31, 2010. Accretion of fair value adjustments for loans of $481 and deposits of $131 for the nine months ended September 30, 2011. Estimated accretion was determined using the sum-of-the-years digits method which approximates a level yield.

B.	Reversal of actual interest paid on CommunityONE subordinated debt during the period. CommunityONE’s subordinated debt will be settled as part of the transaction. The effect is a reversal of interest of $583 for the year ended December 31, 2010 and $217 for the nine months ended September 30, 2011.

C.	Amortization of CDI for Granite. CDI will be amortized using the straight-line method over an eight year period. The amortization expense is $345 for the year ending December 31, 2010 and $259 for the period ending September 30, 2011.

D.	Reversal of dividends on CommunityONE preferred stock and FNB United preferred stock, series A. All CommunityONE preferred stock will be repurchased and all FNB United preferred stock, series A will be exchanged for FNB United common stock as part of the Transactions. For the year ended December 31, 2010, FNB United had outstanding preferred stock, series A, and the effect of the reversal of dividends on earnings available to common shareholders is $3,294. For the nine months ended September 30, 2011 FNB United had outstanding preferred stock, series A and CommunityONE preferred stock held by SunTrust, and the effect of the reversal on earnings available to common shareholders is $2,503 and $694, respectively, for a total of $3,197.

E.	Additional shares of common stock are calculated as follows:

Common stock issued as part of the recapitalization ($310,000 at $16.00 per share)	19,375
Exchange of preferred stock, series A for common stock ($51,500 exchanged at 75% discount at $16.00 per share; $329 unpaid dividends at $16.00 per share)	825

Common stock issued in exchange for Granite common stock (155 shares, 3.375 exchange ratio)	522

Additional shares issued	20,722

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock currently consists of 2,500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of November 15, 2011, there were 21,099,559 shares of common stock outstanding and no shares of preferred stock outstanding. On October 31, 2011, we effected the Reverse Stock Split.

Our board of directors has also designated and reserved for issuance pursuant to the exercise of rights under FNB United’s Tax Benefits Preservation Plan 250,000 shares of its Junior Participating Preferred Stock, Series B, or the FNB United Series B Preferred Stock. As of November 15, 2011, no shares of FNB United Series B Preferred Stock were outstanding.

Treasury holds the Amended TARP Warrant, which is a ten-year warrant and entitles the Treasury to purchase up to 22,072 shares of our common stock at a price of $16.00 per share. It is subject to certain anti-dilution and other adjustments. In addition, as November 15, 2011, an aggregate of 7,991 shares of our common stock were reserved for issuance upon conversion or exercise of outstanding stock options and awards, which includes shares of common stock reserved for issuance in connection with the assumption of all outstanding Granite stock options upon consummation of the Merger.

Because we are a holding company, the rights of FNB United to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of our shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that FNB United itself may be a creditor of that subsidiary with recognized claims. Claims on FNB United’s subsidiaries by creditors other than FNB United will include substantial obligations with respect to deposit liabilities and purchased funds.

Common Stock

The holders of our common stock are entitled to share ratably in dividends when and if declared by the board of directors from funds legally available for the dividends. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock will be entitled to share ratably in any of our assets or funds that are available for distribution to our shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after preferences of any outstanding FNB United preferred stock. Our common stock is neither redeemable nor convertible into another security of FNB United.

Each holder of our common stock has one vote for each share held on matters presented for consideration by the shareholders. Holders of common stock do not have cumulative voting rights. Our board of directors is classified into three classes, so that shareholders elect only one-third of our board of directors each year. However, all of the directors elected to fill the vacancies on the board of directors following the Merger and Recapitalization will stand for election at the next annual meeting, in accordance with North Carolina law.

Generally, the holders of our common stock have no preemptive rights to acquire any additional shares of our common stock, except with respect to the shares issued to certain of the Investors as described below. Our common stock is listed on The Nasdaq Capital Market, which requires shareholder approval of the issuance of additional shares of common stock under certain circumstances. Certain provisions of our articles of incorporation or bylaws may have the effect of delaying, deferring or preventing a change in control that is opposed by our board of directors, as further described in this prospectus under the heading “Risk Factors—Certain provisions of our articles of incorporation, bylaws and the Tax Benefits Preservation Plan may discourage takeovers” on page 13.

Common Stock Issued in the Private Placement

Pursuant to the Investment Agreements and the Subscription Agreements, the Anchor Investors and the Additional Investors (except for the directors and officers who purchased shares in the Private Placement) in the Private Placement are entitled to certain rights and are subject to certain obligations with respect to our common stock they hold to which our other shareholders are not entitled or subject.

For so long after the closing date of the Merger and Recapitalization as an Anchor Investor owns, together with its affiliates, at least 5% of the outstanding shares of our common stock, the Investment Agreements require us to:

—

nominate and recommend to our shareholders the election of such Anchor Investor’s designated director to the FNB United board of directors at our annual meetings of shareholders and use reasonable best efforts to have such designees elected as directors by our shareholders;

—	elect or appoint the directors designated by the Anchor Investor to serve on the boards of directors of CommunityONE and Bank of Granite;

—	appoint the directors designated by the Anchor Investor to two committees of each of the FNB United, CommunityONE and Bank of Granite boards of directors, as identified by the Anchor Investor; and

—	invite a designee of the Anchor Investor to attend meetings of the FNB United, CommunityONE and Bank of Granite boards of directors in a nonvoting, observer capacity.

Until the later of October 21, 2013 or the date that an Anchor Investor no longer owns, together with its affiliates, either all shares purchased by the Anchor Investor under the applicable Investment Agreement or at least 1.5% of the outstanding shares of our common stock, the Investment Agreements require us to provide the Anchor Investor with preemptive rights with respect to public or private offerings of our equity securities, or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component, to enable the Anchor Investor to maintain its percentage interest of our common stock beneficially owned, with certain specified exceptions generally applicable to issuances of equity securities not related to a capital raising event.

The Investment Agreements require us to prepare and file with the SEC as soon as practicable (but not later than 15 days) after the transfer restrictions discussed below expire a shelf registration statement covering the resale of all of the shares of our common stock purchased under the Investment Agreements (and equity securities issued with respect to such shares). The Investment Agreements also provide the Anchor Investors with demand registration rights applicable at any time the shelf registration statement discussed above is not existing and effective. In addition, the Investment Agreements provide the anchor investors with “piggyback” registration rights, or the right to include their shares of FNB United common stock in a registration statement that we propose to file to register its securities, whether or not for its own account.

The Investment Agreements generally restrict each Anchor Investor from selling or otherwise transferring or disposing of the shares purchased under the Investment Agreements until the earliest to occur of the following:

—	the nine-month anniversary of the closing date, or July 21, 2011;

—	the date on which the Anchor Investor and its affiliates own less than 5% of the outstanding shares of our common stock;

—	the commencement of a bona fide tender offer or exchange offer that, if completed, would result in a change of control of FNB United;

—	the public announcement by FNB United that we are “for sale” in a transaction that would result in a change of control; and

—	the execution by FNB United of a definitive agreement which, if consummated, would result in a change of control of FNB United.

The Subscription Agreements executed by the Additional Investors (other than the directors and officers) include the same preemptive rights granted to the Anchor Investors, but the Additional Investors do not have demand registration rights, governance rights or the transfer restrictions described above. The Additional Investors who purchased shares of our common stock in the Private Placement and who are directors and officers do not have preemptive rights, governance rights or registration rights. However, because the common stock issued to all of the Additional Investors are restricted securities, they can be sold only pursuant to an effective registration statement or an exemption therefrom.

Preferred Stock

Our board of directors is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any further shares of preferred stock are issued, the holders of our preferred stock may have a preference over holders of common stock in the payment of dividends, upon liquidation of FNB United, in respect of voting rights and in the redemption of our capital stock.

In connection with the Recapitalization, our outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which had been issued to the Treasury in connection with our participation in the CPP, was exchanged for 1,085,554 shares of our common stock, and such preferred shares are no longer outstanding.

Prior to February 13, 2012, unless the Treasury has transferred all of its common stock to a third party, the consent of the Treasury will be required for us to (1) declare or pay any dividend or make any distribution on our common stock (other than regular quarterly cash dividends of not more than $0.10 per share of common stock) or (2) redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreement pursuant to which the Treasury purchased the Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Tax Benefits Preservation Plan

We have generated significant net operating loss carryforwards, or NOLs, as a result of our recent losses. Our ability to use these NOLs to offset future taxable income will be limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and the Treasury regulations promulgated thereunder increase their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOLs.

To reduce the likelihood that future transactions in our common stock will result in an ownership change, we adopted a Tax Benefits Preservation Plan on April 15, 2011, which plan provides an economic disincentive for any person or group to become a 5% shareholder.

In connection with the Tax Benefits Preservation Plan, our board of directors declared a dividend of one preferred share purchase right in respect of each share of FNB United common stock outstanding as of April 25, 2011 and to become outstanding during the term of the plan. Each preferred share purchase right represents the right to purchase, upon the terms and subject to the conditions in the Tax Benefits Preservation Plan, 1/10,000th of a share of FNB United Series B Preferred Stock for $0.64, subject to adjustment. The preferred share purchase rights will become exercisable by the holders of those rights (other than the person causing the triggering event) upon certain triggering events, such as any person becoming an owner of 4.99% or more of our outstanding common stock. Prior to such a triggering event, the board of directors may, at its option, exchange all or part of the then outstanding and exercisable preferred share purchase rights at an exchange ratio of one share of FNB United common stock per preferred share purchase right, subject to adjustments and limitations described in the Tax Benefits Preservation Plan.

Pursuant to the terms of the Tax Benefits Preservation Plan, the acquisition by the Anchor Investors did not cause the preferred share purchase rights to become exercisable. In addition, in connection with their investments, the Anchor Investors provided certain information to the Federal Reserve, including, but not limited to, providing certain commitments to the Federal Reserve designed to ensure that they will remain passive investors in FNB United. These commitments are required by the Federal Reserve when the level of ownership of the outstanding common stock of a bank holding company by an investor that itself does not desire to register as a bank holding company exceeds a certain percentage, which percentage can be as low as 5%. There is a presumption in the Bank Holding Company Act that investors holding less than 5% of the voting stock of a bank holding company do not control such bank holding company and therefore are not required to provide any information to the Federal Reserve in connection with the investment.

DESCRIPTION OF AMENDED TARP WARRANT

The following is a brief description of the amended warrant that was issued to the Treasury on October 21, 2011, or the Amended TARP Warrant. The description of the Amended TARP Warrant contained in this section is qualified in its entirety by the actual terms of the Amended TARP Warrant, which was filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 10, 2011 and incorporated by reference into this prospectus.

Common Stock Subject to the Amended TARP Warrant

The Amended TARP Warrant is initially exercisable for 22,072 shares of common stock.

Exercise of the Amended TARP Warrant

The initial exercise price applicable to the Amended TARP Warrant is $16.00 per share. The Amended TARP Warrant may be exercised at any time on or before October 21, 2021 by surrender of the Amended TARP Warrant and a completed notice of exercise attached as an annex to the Amended TARP Warrant and the payment of the exercise price for the common stock for which the Amended TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the Amended TARP Warrant equal to the value of the aggregate exercise price of the Amended TARP Warrant determined by reference to the market price of our common stock on the trading day on which the Amended TARP Warrant is exercised or, if agreed to by us and the holder of the Amended TARP Warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Amended TARP Warrant is subject to further adjustments described below under the heading “—Adjustments to the Amended TARP Warrant.”

Upon exercise of the Amended TARP Warrant, certificates for the common stock issuable upon exercise will be issued to the holder of the Amended TARP Warrant. We will not issue fractional shares upon any exercise of the Amended TARP Warrant. Instead, the holder of the Amended TARP Warrant will be entitled to a cash payment equal to the market price of our common stock on the last trading day preceding the exercise of the Amended TARP Warrant (less the pro-rated exercise price of the Amended TARP Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Amended TARP Warrant. We will at all times reserve the aggregate number of shares of common stock for which the Amended TARP Warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the Amended TARP Warrant with Nasdaq.

Rights as a Shareholder

The holder of the Amended TARP Warrant shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Amended TARP Warrant has been exercised.

Transferability and Assignability

The Amended TARP Warrant, and all rights under the Amended TARP Warrant, are transferable and assignable.

Adjustments to the Amended TARP Warrant

Adjustments in Connection with Stock Dividends, Stock Splits, Subdivisions, Reclassifications and Combinations

The number of shares of common stock for which the Amended TARP Warrant may be exercised and the exercise price applicable to the Amended TARP Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding common stock.

Certain Issuances

Until the earlier of October 21, 2014 and the date the Treasury no longer holds the Amended TARP Warrant (and other than in certain permitted transactions described below), if we issue any common stock (or securities convertible or exercisable into common stock) at a price per share less than the applicable per share warrant exercise price, then the exercise price under the Amended TARP Warrant shall be adjusted to equal the consideration per common stock received by the Company in connection with such issuance, and the number of shares of common stock into which the Amended TARP Warrant is exercisable will be adjusted. Permitted transactions include issuances:

—	as consideration for or to fund the acquisition of businesses and/or related assets at fair market value;

—	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

—

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

—	in connection with the exercise of preemptive rights on terms existing as of the Amended TARP Warrant issue date.

Other Distributions

If we declare any dividends or distributions other than stock dividends, the exercise price of the Amended TARP Warrant will be adjusted to reflect such distribution.

Certain Repurchases

If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Amended TARP Warrant and the exercise price will be adjusted.

Business Combinations

In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the Amended TARP Warrant holder’s right to receive common stock upon exercise of the Amended TARP Warrant shall be converted into the right to exercise the Amended TARP Warrant for the consideration that would have been payable to the Amended TARP Warrant holder with respect to the common stock for which the Amended TARP Warrant may be exercised, as if the Amended TARP Warrant had been exercised prior to such merger, consolidation or similar transaction.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences to U.S. holders and Non-U.S. holders (both as defined below) of the ownership of shares of our common stock.

You are a U.S. holder if you are a beneficial owner of shares of our common stock and you are:

—	an individual citizen or resident of the United States;

—

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

—	an estate whose income is subject to United States federal income tax regardless of its source; or

—

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the United States Internal Revenue Code of 1986, as amended (the “Code”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

You are a “Non-U.S. Holder” if you are a beneficial owner of our common stock and are not a U.S. Holder and are not a partnership or other entity treated as a partnership for United States federal income tax purposes.

The following discussion is based upon the provisions of the Code, regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Further, this discussion assumes that the shares of our common stock will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

—	banks, insurance companies or other financial institutions;
—	regulated investment companies;
—	real estate investment trusts;
—	dealers in securities or commodities;
—	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
—	tax-exempt organizations;
—	persons liable for alternative minimum tax;
—	persons that hold shares of our common stock as part of a straddle or a hedging or conversion transaction; or
—	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the ownership of shares of our common stock.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the ownership of shares of our common stock in your particular circumstances.

Ownership of Common Stock

U.S. Holders

    Dividends

In general, distributions with respect to our common stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may qualify for a dividends-received deduction and dividends received by non-corporate U.S. holders, including individuals, may qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations apply.

    Gain on Disposition of Common Stock

Upon the sale or other disposition of our common stock, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in our common stock. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

    Dividends

Except as described below, if you are a Non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

—

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

—

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

—	you are a non-United States person, and

—	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a Non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

—

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

—	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

—

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax will be imposed on payments of U.S. source dividends that are made after December 31, 2013 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Similarly, a 30% withholding tax will be imposed on payments of gross proceeds from the sale or other disposition of stock that produces U.S.-source dividends to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with the same information reporting requirements described in the immediately preceding sentence.

Federal Estate Taxes

Shares of our common stock held by a Non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a Non-U.S. holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

—	dividend payments; and

—	the payment of the proceeds from the sale of our common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

—	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

—	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

—	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

—	you otherwise establish an exemption.

Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

—	the proceeds are transferred to an account maintained by you in the United States,

—	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

—	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

—	a United States person,

—	a controlled foreign corporation for United States tax purposes,

—	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

—	a foreign partnership, if at any time during its tax year:

—	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

—	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

LEGAL MATTERS

The validity of the common stock offered by this prospectus and certain other legal matters will be passed upon for us by Schell Bray Aycock Abel & Livingston PLLC, Greensboro, North Carolina.

EXPERTS

The consolidated financial statements of FNB United and its subsidiary as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of internal control over financial reporting as of December 31, 2010, have been incorporated by reference in this prospectus in reliance upon the reports of Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC), independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing. The audit report on the consolidated financial statements contains an explanatory paragraph that states that the Company’s significant operating losses and insufficient regulatory capital raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report on the consolidated financial statements also contains an explanatory paragraph referring to the restatement described in Note 2 of the Notes to Consolidated Financial Statements. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2010 expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of the material weakness related to the valuation of other real estate owned and the material weakness on the evaluation of subsequent events related to the valuation of impaired loans and other real estate owned.

The consolidated financial statements of Bank of Granite Corporation and subsidiaries as of December 31, 2010 and 2009, and for the years then ended, have been incorporated herein by reference in this prospectus in reliance upon the report of Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. The audit report on the consolidated financial statements contains an explanatory paragraph that states Granite’s net losses and Granite’s bank subsidiary’s failure to meet regulatory capital requirements and non-compliance with a regulatory agreement raise substantial doubt about Granite’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or our website at www.myyesbank.com. Written requests for copies of the documents we file with the SEC should be directed to David Nielsen, Chief Financial Officer of FNB United, 150 South Fayetteville Street, Asheboro, North Carolina 27203, or by telephone at (336) 626-8300.

Up to 10,462,631 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

            , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution*

Securities and Exchange Commission Registration Fee	$17,275.88
Printing Expenses	$2,500.00
Accounting Fees and Expenses	$20,000.00
Legal Fees and Expenses	$20,000.00
Miscellaneous Expenses	$1,000.00
Total	$60,775.88

*	All expenses are estimates

Item 14. Indemnification of Directors and Officers

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that any person who at any time serves or has served as a director or officer of the Company (including all subsidiaries, constituent corporations absorbed into the Company or subsidiaries by merger), or who, while serving as a director or officer of the Company, serves or has served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under the Company’s employee pension and welfare benefit plan (the “ERISA fiduciary”) shall have a right to be indemnified by the Company to the fullest extent permitted by law against liability and litigation expenses, including attorney’s fees, arising out of such status or activities in such capacity, provided that the Company will not indemnity a director or officer against liability or litigation expense for activities undertaken that if at the time taken were known or reasonably should have been known to him to be clearly in conflict with the best interests of the corporation, or if applicable, an ERISA fiduciary of the Company’s employee benefit plan. The Company will also indemnify the director, officer or ERISA fiduciary for reasonable costs, expenses and attorneys’ fees in connection with the enforcement of indemnification rights.

Indemnification under the Company’s Bylaws shall only be paid after a determination that the director, officer or ERISA fiduciary did not act in a manner, at the time the activities were taken, that was known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, or the employee benefit plan to which the activities relate, as the case may be. Such determination shall be made (a) by the affirmative vote of a majority (but not less than two) of directors who are or were not parties to such action, suit or proceeding or against whom any such claim is asserted (“disinterested directors”) even though less than a quorum, or (b) if a majority (but not less than two) of disinterested directors so direct, by independent legal counsel in a written opinion, or (c) by the vote of a majority of all of the voting shares other than those owned or controlled by directors, officers or ERISA fiduciaries who were parties to such action, suit or proceeding or against whom such claim is asserted, or by a unanimous vote of all of the voting shares, or (d) by a court of competent jurisdiction.

Expenses, as described above, may be paid by the Company in advance of the final disposition or termination of a proceeding as described above as authorized by the Company’s Board of Directors, if the Company receives an undertaking, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by the Company as provided in the Company’s bylaws.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporations Act (the “NCBCA”) contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director’s conduct in the director’s official capacity with the corporation was in its best interests and (y) in all other cases the director’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, a committee of the board of directors, special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director’s or officer’s defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals. The Company has purchased a directors’ and officers’ liability insurance policy which, subject to certain limitations, insure the Company’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors of officers while acting in their capacity as such.

The foregoing is only a general summary of certain aspects of the Company’s Bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the full text of the Bylaws, which are incorporated by reference to this Registration Statement.

Item 15. Recent Sales of Unregistered Securities

The share amounts and purchase prices below reflect adjustment for the one-for-one hundred reverse stock split effected by the Company on October 31, 2011.

The TARP Capital Purchase Program. On February 11, 2009, pursuant to the Troubled Asset Relief Program Capital Purchase Program (the “CPP”), in consideration for an aggregate cash purchase price of $51.5 million, the Company issued and sold to the Treasury in a private placement transaction:

•

51,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the “Series A Preferred Stock”), $10.00 par value per share and liquidation preference $1,000 per share ($51.5 million aggregate liquidation preference), and

•	a warrant to purchase up to 22,072 shares of common stock with an exercise price of $350.00 per share.

On February 11, 2009, the Company filed with the North Carolina Secretary of State Articles of Amendment to Articles of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of the Series A Preferred Stock in connection with our participation in the CPP. On February 13, 2009, the Company issued the Series A Preferred Stock to the Treasury.

The issuance and sale of the Series A Preferred Stock and warrant were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering.

The Investment Agreements. On October 21, 2011, pursuant to the terms of the Investment Agreements, the Company issued to each Anchor Investor 4,930,314 shares of common stock at a purchase price of $16.00 per share. The aggregate consideration paid to the Company by each Anchor Investor in consideration for these securities was approximately $79 million in cash. The issuance of the common stock to the Anchor Investors was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering.

The Subscription Agreements. On October 21, 2011, pursuant to the terms of the subscription agreements, the Company issued to the Additional Investors an aggregate of 9,514,386 shares of common stock at a purchase price of $16.00 per share. The aggregate consideration paid to the Company by the Additional Investors in consideration for these securities was $152,230,000 in cash. The issuance of the common stock to the Additional Investors was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering.

Exchange Agreement with Treasury. On October 21, 2011, pursuant to the terms of the exchange agreement with Treasury, the Company and the Treasury exchanged all of the Series A Preferred Stock and all accrued and unpaid interest on the Series A Preferred Stock into 1,085,554 shares of commons stock. In addition, the Company issued the Amended TARP Warrant to the Treasury, which is exercisable for an aggregate of 22,072 shares of common stock and has an exercise price of $16.00 per share. The issuance of the common stock and the warrant to the Treasury was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as a transaction not involving a public offering.

Each of the above issuances was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act since no such issuance involved a public offering, no such issuance was made by means of any form of general solicitation or general advertising, the investors were accredited investors, the investors had access to information about the Company and their investment, the investors took the securities for investment and not resale, and the securities issued are restricted securities and cannot be resold absent registration or an available exemption from the registration requirements under the Securities Act.

Item 16. Exhibits

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

  See the Exhibit Index filed as part of this registration statement.

(b)  Financial Statement Schedules

  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Asheboro, State of North Carolina, on this 11th day of January, 2012.

FNB UNITED CORP.
(Registrant)
By: /s/ Brian E. Simpson
Brian E. Simpson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Brian E. Simpson Brian E. Simpson	Chief Executive Officer (Principal Executive Officer); Director	January 11, 2012

/s/David L. Nielsen David L. Nielsen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 11, 2012

*	Director	January 11, 2012
Austin A. Adams

*	Director	January 11, 2012
John J. Bresnan

*	Director	January 11, 2012
Scott B. Kauffman

*	Director	January 11, 2012
Jerry R. Licari

*	Director	January 11, 2012
J. Chandler Martin

*	Director	January 11, 2012
H. Ray McKenney, Jr.

*	Director	January 11, 2012
R. Reynolds Neely, Jr.

*	Director	January 11, 2012
Robert L. Reid

*	Director	January 11, 2012
Louis A. “Jerry” Schmitt

*	Director	January 11, 2012
Boyd C. Wilson, Jr.

* David L. Nielsen, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Amendment No. 2 to the Registration Statement on behalf of the above indicated directors of FNB United Corp. pursuant to a power of attorney executed by such persons and previously filed with the Securities and Exchange Commission.

By:	/s/ David L. Nielsen
	David L. Nielsen, Attorney-in-Fact	January 11, 2012

EXHIBIT INDEX

Exhibit No.	Document
2.01	Agreement and Plan of Merger, dated April 26, 2011, by and among FNB United Corp., Gamma Merger Corporation and Bank of Granite Corporation, incorporated herein by reference to Annex A of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357). (The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request).
2.02	Amendment No. 1, dated as of June 16, 2011, to the Agreement and Plan of Merger, dated April 26, 2011, by and among FNB United Corp., Gamma Merger Corporation and Bank of Granite Corporation, incorporated herein by reference to Annex A of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
2.03	Amendment No. 2, dated as of August 15, 2011, to the Agreement and Plan of Merger, dated April 26, 2011, by and among FNB United Corp., Gamma Merger Corporation and Bank of Granite Corporation, incorporated herein by reference to Annex A of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
3.01	Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form S-14 Registration Statement (No. 2-96498) filed March 16, 1985.
3.02	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 10, 1988, incorporated herein by reference to Exhibit 19.10 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 1988.
3.03	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 12, 1998, incorporated herein by reference to Exhibit 3.12 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 1998.
3.04	Articles of Amendment to Articles of Incorporation of the Registrant, adopted May 23, 2003, incorporated herein by reference to Exhibit 3.13 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 2003.
3.05	Articles of Amendment to Articles of Incorporation of the Registrant, adopted March 15, 2006, incorporated herein by reference to Exhibit 3.14 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended March 31, 2006.
3.06	Articles of Merger, setting forth amendment to Articles of Incorporation of the Registrant, effective April 28, 2006, incorporated herein by reference to Exhibit 3.15 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended March 31, 2006.
3.07	Articles of Amendment to Articles of Incorporation of the Registrant, adopted January 23, 2009, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed January 23, 2009.
3.08	Articles of Amendment to Articles of Incorporation of the Registrant, adopted February 11, 2009, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 13, 2009.
3.09	Articles of Amendment to the Articles of Incorporation of the Registrant, establishing the Junior Participating Preferred Stock, Series B, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 21, 2011.
3.10	Articles of Amendment to the Articles of Incorporation of the Registrant, adopted October 19, 2011, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on October 25, 2011.
3.11	Articles of Amendment to the Articles of Incorporation of the Registrant, adopted October 19, 2011, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2011.
3.12	Amended and Restated Bylaws of the Registrant, adopted February 11, 2009, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed February 13, 2009.
4.01	Specimen of Registrant’s Common Stock Certificate, incorporated herein by reference to Exhibit 4 to Amendment No. 1 to the Registrant’s Form S-14 Registration Statement (No. 2-96498) filed April 19, 1985.
4.02	Specimen of Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Stock Certificate, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 13, 2009.
4.03	Form of Right Certificate, incorporated herein by reference to Exhibit B of Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 21, 2011.
4.04	Indenture dated as of November 4, 2005, between FNB Corp. and U.S. Bank, National Association, as trustee, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed November 8, 2005.
4.05	Amended and Restated Declaration of Trust of FNB United Statutory Trust I dated as of November 4, 2005, among FNB Corp., as sponsor, U.S. Bank, National Association, as institutional trustee, and Michael C. Miller and Jerry A. Little, as administrators, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated November 4, 2005.

4.06	Amended and Restated Declaration of Trust of FNB United Statutory Trust I dated as of November 4, 2005, among FNB Corp., as sponsor, U.S. Bank, National Association, as institutional trustee, and Michael C. Miller and Jerry A. Little, as administrators, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed November 8, 2005.
4.07	Amended and Restated Trust Agreement of FNB United Statutory Trust II dated as of April 27, 2006, among FNB Corp., as sponsor, Wilmington Trust Company, as institutional trustee, and Michael C. Miller and Jerry A. Little, as administrators, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated April 27, 2006 and filed April 28, 2006.
4.08	Amended Warrant issued to the United States Department of the Treasury, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2011.
5.01^^	Opinion of Schell Bray Aycock Abel & Livingston PLLC as to the validity of the securities being registered.
10.01*	Stock Compensation Plan as amended effective May 12, 1998, incorporated herein by reference to Exhibit 10.30 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 1998.
10.02*	Form of Incentive Stock Option Agreement between FNB Corp. and certain of its key employees, pursuant to the Registrant’s Stock Compensation Plan, incorporated herein by reference to Exhibit 10.31 to the Registrant’s Form 10-KSB Annual Report for the fiscal year ended December 31, 1994.
10.03*	Form of Nonqualified Stock Option Agreement between FNB Corp. and certain of its directors, pursuant to the Registrant’s Stock Compensation Plan, incorporated herein by reference to Exhibit 10.32 to the Registrant’s Form 10-KSB Annual Report for the fiscal year ended December 31, 1994.
10.04*	FNB United Corp. 2003 Stock Incentive Plan, as amended and restated as of December 31, 2008, incorporated herein by reference to Exhibit 10.23 to the Registrant’s Form 10-K Annual Report for the fiscal year ended December 31, 2008.
10.05*	Form of Incentive Stock Option Agreement between FNB Corp. and certain of its key employees, pursuant to the Registrant’s 2003 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.24 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended September 30, 2003.
10.06*	Form of Nonqualified Stock Option Agreement between FNB Corp. and certain of its directors, pursuant to the Registrant’s 2003 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.25 to the Registrant’s Form 10-K Annual Report for the fiscal year ended December 31, 2003.
10.07*	Form of Restricted Stock Agreement between FNB United Corp. and certain of its key employees and non-employee directors, pursuant to the Registrant’s 2003 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.26 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 2006.
10.08*	Carolina Fincorp, Inc. Stock Option Plan (assumed by the Registrant on April 10, 2000), incorporated herein by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-54702).
10.09*	Nonqualified Supplemental Retirement Plan with R. Larry Campbell, incorporated herein by reference to Exhibit 10(c) to the Annual Report on Form 10-KSB of Carolina Fincorp, Inc. for the fiscal year ended June 30, 1997.
10.10*	Amended and Restated Change of Control Agreement dated as of December 31, 2008 among FNB United Corp., CommunityONE Bank, National Association, and R. Mark Hensley, incorporated herein by reference to Exhibit 10.35 to the Registrant’s Form 10-K Annual Report for the fiscal year ended December 31, 2008.
10.11*	Amended and Restated Change of Control Agreement dated as of December 31, 2008 among FNB United Corp., CommunityONE Bank, National Association, and Mark A. Severson, incorporated herein by reference to Exhibit 10.36 to the Registrant’s Form 10-K Annual Report for the fiscal year ended December 31, 2008.
10.12*	Form of Change of Control Agreement among FNB United Corp., CommunityONE Bank, National Association and certain key officers and employees, incorporated herein by reference to Exhibit 10.37 to the Registrant’s Form 10-K Annual Report for the fiscal year ended December 31, 2008.
10.13*	Form of Letter Agreement between FNB United Corp. and senior executive officers incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated and filed December 1, 2009.
10.14	Guarantee Agreement dated as of November 4, 2005, by FNB Corp. for the benefit of the holders of trust preferred securities, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 8-K Current Report dated November 4, 2005 and filed November 5, 2005.
10.15	Guarantee Agreement dated as of April 27, 2006 between FNB Corp. and Wilmington Trust Company, as guarantee trustee, for the benefit of the holders of trust preferred securities, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 8-K Current Report dated April 27, 2006 and filed April 28, 2006.
10.16	Subordinated Debt Loan Agreement dated as of June 30, 2008, between CommunityONE Bank, National Association and SunTrust Bank, incorporated herein by reference to Exhibit 10.43 to the Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 2008.

10.17	Conversion Agreement, dated as of December 30, 2010, among SunTrust Bank, CommunityONE Bank, National Association, and, for purposes of Sections 9 and 10 only, FNB United Corp., incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 30, 2010 and filed January 4, 2011.
10.18	Conversion Agreement, dated as of February 28, 2011, among SunTrust Bank, CommunityONE Bank, National Association, and, for purposes of Sections 9 and 10 only, FNB United Corp., incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 28, 2011 and filed March 3, 2011.
10.19	Letter Agreement between the Registrant and the United States Department of the Treasury, dated February 13, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed February 13, 2009.
10.20	Written agreement, effective October 21, 2010, between FNB United Corp. and the Federal Reserve Bank of Richmond, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 21, 2010 and filed October 26, 2010.
10.21	Consent Order issued by the Comptroller of the Currency in the matter of CommunityONE Bank, National Association, and related Stipulation and Consent to the Issuance of a Consent Order, between the Comptroller of the Currency and Community ONE Bank, National Association, each effective July 22, 2010, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated July 22, 2010 and filed on July 28, 2010.
10.22	Investment Agreement, dated April 26, 2011, by and between FNB United Corp. and Carlyle Financial Services Harbor, L.P., incorporated herein by reference to Annex B of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.23	Amendment No. 1 to Investment Agreement, dated as of June 16, 2011, by and between FNB United Corp. and Carlyle Financial Services Harbor, L.P., incorporated herein by reference to Annex B of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.24	Amendment No. 2 to Investment Agreement, dated as of August 4, 2011, by and between FNB United Corp. and Carlyle Financial Services Harbor, L.P., incorporated herein by reference to Annex B of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.25	Amendment No. 3 to Investment Agreement, dated as of October 20, 2011, by and between FNB United Corp. and Carlyle Financial Services Harbor, L.P., incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2011
10.26	Investment Agreement, dated April 26, 2011, by and between FNB United Corp. and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., incorporated herein by reference to Annex C of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.27	Amendment No. 1 to Investment Agreement, dated as of June 16, 2011, by and between FNB United Corp. and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. incorporated herein by reference to Annex C of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.28	Amendment No. 2 to Investment Agreement, dated as of August 4, 2011, by and between FNB United Corp. and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., incorporated herein by reference to Annex C of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.29	Amendment No. 3 to Investment Agreement, dated as of October 20, 2011, by and between FNB United Corp. and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2011.
10.30	Form of Amended and Restated Subscription Agreement by and between FNB United Corp. and private placement investors, incorporated herein by reference to Annex D of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.31	Tax Benefits Preservation Plan, dated as of April 15, 2011, between FNB United Corp. and Registrar and & Transfer Company, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 21, 2011.
10.32	Amendment to Tax Benefits Preservation Plan, dated as of April 27, 2011, between FNB United Corp. and Registrar and Transfer Company, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 27, 2011.
10.33	Exchange Agreement, dated as of August 15, 2011, by and between FNB United Corp. and The United States Department of the Treasury, incorporated herein to the Registrant’s Current Report on Form 8-K filed on August 18, 2011.
10.34	Subordinated Debt Settlement and Preferred Stock Repurchase Agreement, dated as of August 1, 2011, by and between

SunTrust Bank and CommunityONE Bank, National Association, incorporated herein by reference to Exhibit 10.35 of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.35*	Form of Subscription Agreement (Directors and Officers) by and between FNB United Corp. and private placement investors, incorporated herein by reference to Annex E of the Registrant’s Registration Statement on Form S-4, as amended, filed August 17, 2011 (File No. 333-176357).
10.36*	Employment Agreement by and among FNB United Corp., CommunityONE Bank, National Association and Brian E. Simpson, dated as of October 21, 2011, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 25, 2011
10.37*	Employment Agreement by and among FNB United Corp., CommunityONE Bank, National Association and Robert L. Reid, dated as of October 21, 2011, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 25, 2011
10.38*	Employment Agreement by and among FNB United Corp., CommunityONE Bank, National Association and David L. Nielsen, dated as of October 21, 2011, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on October 25, 2011
21.01	Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21 to the Registrant’s Form 10-K/A Amendment No. 1 to its Annual Report for the fiscal year ended December 31, 2010, filed May 23, 2011.
23.01^	Consent of Independent Registered Public Accounting Firm – Dixon Hughes Goodman LLP (FNB United Corp.).
23.02^	Consent of Independent Registered Public Accounting Firm – Dixon Hughes Goodman LLP (Bank of Granite Corporation).
23.03^^	Consent of Schell Bray Aycock Abel & Livingston PLLC (included in Exhibit 5.01).
24.01^^	Power of Attorney.

*	Management contract, or compensatory plan or arrangement.
^	Filed herewith.
^^	Previously filed.